    As filed with the Securities and Exchange Commission on September 9, 2004
                           REGISTRATION NO. 333-__________
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                      ------------------------------------
                        FORM SB-2 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------
                                  FEMONE, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

         NEVADA                        1040                     98-0358887
------------------------   ----------------------------   ----------------------
(STATE OF INCORPORATION)   (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
                           CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)

                        5600 Avenida Encinas, Suite, #130
                               Carlsbad, CA 92008
                                 (760) 448-2498
           (Address and Telephone Number of Principal Executive Office
                        and Principal Place of Business)
                      ------------------------------------

                             With copies sent to:
                           Kenneth S. August, Esq.
                           August Law Group P.C.
                         19200 Von Karman, Suite 500
                           Irvine, California 92612
                                (949) 752-7772

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                                 CALCULATION OF REGISTRATION FEE

   ------------------------------------ --------------------- --------------------- --------------------- ---------------------
    TITLE OF EACH CLASS OF SECURITIES      NUMBER OF SHARES       PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
            TO BE REGISTERED              TO BE REGISTERED(1)     OFFERING PRICE PER    AGGREGATE OFFERING     REGISTRATION FEE
                                                                     SHARE(2)               PRICE
   ------------------------------------ --------------------- --------------------- --------------------- ---------------------
   common stock, par value $0.001 per       75,167,857              $0.215              $16,161,089            $2,047.61
   share
   ------------------------------------ --------------------- --------------------- --------------------- ---------------------

(1) Shares of common stock which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible debentures and upon exercise of related warrants. The number of shares of common stock registered hereunder represents a good faith estimate by the Company of the number of shares of common stock issuable upon conversion of the debenture and upon exercise of the warrants. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect to of the debentures and the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2) The aggregate offering price of the registrant's shares is estimated solely for the purpose of calculating the registration fee payable pursuant hereto, as determined in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low prices per share as reported on the NASD's OTC Bulletin Board(R) on September 3, 2004.

The registrant amends this registration statement on the date or dates as maybe necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on the date as the commission, acting pursuant to said Section 8(a), may determine.

      SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED SEPTEMBER 9, 2004

                                   PROSPECTUS

                        75,167,857 shares of common stock

The information in this prospectus may be changed. The selling stockholders may not sell their common stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell common stock, and it is not soliciting an offer to buy common stock, in any state where the offer or sale of common stock is not permitted. THE SALE OF COMMON STOCK BY THE SELLING STOCKHOLDERS HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THEACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Of the 75,167,857 maximum number of shares of common stock offered in this prospectus, the selling stockholders listed on page 11 of this prospectus are offering for sale up to 75,142,857 shares of our common stock, and another party is offering up to 25,000 shares, which that party received as part of the consideration paid by the company for the acquisition of certain intellectual property. All proceeds from the sale of common stock under this prospectus will go to the selling stockholders. We will not receive any proceeds from the sale of common stock. Of the 75,167,857 shares offered in this prospectus, 66,142,857 may be issuable upon the conversion of secured convertible notes, 9,000,000 may be issuable upon the exercise of warrants, and 25,000 shares will be issued as a portion of the purchase price for the acquisition of certain intellectual property rights. We may receive up to $3,330,000 from the exercise of the warrants, if they are exercised in full, and will use the proceeds from such exercise for working capital purposes.

Our common stock is traded under the symbol "FEMO" on the OTC Bulletin Board. The last reported sale price for our common stock on the OTC Bulletin Board on September 3, 2004 was $0.22 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE THE "RISK FACTORS" SECTION BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 9, 2004.

                                TABLE OF CONTENTS

                                                                            PAGE

SUMMARY INFORMATION AND RISK FACTORS........................................   1
USE OF PROCEEDS.............................................................  11
DETERMINATION OF OFFERING PRICE.............................................  11
DILUTION....................................................................  11
SELLING STOCKHOLDERS........................................................  11
PLAN OF DISTRIBUTION........................................................  13
LEGAL PROCEEDINGS...........................................................  14
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS................  14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............  15
DESCRIPTION OF SECURITIES...................................................  16
INTERESTS OF NAMED EXPERTS AND COUNSEL......................................  16
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
   FOR SECURITIES ACT LIABILITIES...........................................  16
ORGANIZATION WITHIN FIVE YEARS..............................................  17
DESCRIPTION OF THE BUSINESS.................................................  17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS......................................  22
DESCRIPTION OF PROPERTY.....................................................  25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................  25
MARKET FOR COMMON EQUITY AND RELATED
   STOCKHOLDER MATTERS......................................................  30
EXECUTIVE COMPENSATION......................................................  32
FINANCIAL STATEMENTS........................................................  33
CHANGES IN AND DISAGREEMENTS WITH APPLICABLE ACCOUNTANTS AND
   FINANCIAL DISCLOSURES....................................................  33

                      SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "WE," "US" OR "OUR" MEAN FEMONE, INC., A NEVADA CORPORATION. THIS SUMMARY HIGHLIGHTS INFORMATION WHICH IS CONTAINED IN MORE DETAIL ELSEWHERE IN THIS PROSPECTUS, AND WHICH WE FEEL IS MATERIAL FOR AN INVESTOR TO CONSIDER AND UNDERSTAND BEFORE MAKING A DECISION TO INVEST IN OUR COMPANY. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

THE COMPANY

We were incorporated on March 14, 2000 under the laws of the State of Nevada as New Paltz Capital Corp. In August 2003, Ray W. Grimm, Jr., and Alfred Hanser, our current Chief Executive Officer and President, respectively, entered into a Stock Purchase Agreement through which they acquired the majority of the outstanding shares of common stock of New Paltz Capital Corp. On October 3, 2003, our name was changed to FemOne, Inc. ("FemOne"). At that time, we adopted the business plan of FemOne, Inc., a privately-held California corporation ("FemOne California"), a direct selling organization specializing in cosmetics, skin care and nutritional products designed to promote health and wellness. On October 22, 2003, we completed the acquisition of all of the existing and outstanding shares of common stock of FemOne California, making it a wholly-owned subsidiary.

FemOne California was initially incorporated in the State of California on March 15, 2002 as 2Chansis, Inc. In July 2001, 2SIS L.L.C. was formed to become a direct selling company marketing cosmetics to college-aged girls. On May 1, 2002, 2Chansis, Inc. and 2 SIS L.L.C. merged together, and on November 8, 2002, 2 Chansis, Inc. changed its name to FemOne, Inc.

THE OFFERING BY THE SELLING STOCKHOLDERS

In July 2004, we entered into a Securities Purchase Agreement with AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (the "Investors"), pursuant to which we agreed to issue, and the Investors agreed to purchase, 12% secured convertible notes of the Company with an aggregate face amount of up to $3,000,000, and warrants to purchase 9,000,000 shares of our common stock. At the time of the agreement, we agreed to register no less than an amount equal to two times the sum of the number of shares that may be received upon conversion of all of the secured convertible notes and/or upon the exercise of all of the warrants, without regard to any limitation on the selling stockholders' ability to convert any of the notes or exercise of the warrants.

Under the Securities Purchase Agreement we entered into with the Investors as of July 23, 2004, we sold to them 12% Callable Secured Convertible Notes (the "Notes") having a face amount of $1,200,000, and warrants to purchase up to 3,600,000 shares of our common stock (the "Warrants"). Under the agreement, once we file this registration statement with the Securities and Exchange Commission we will be entitled to sell to the Investors additional Notes having a face amount of $800,000 and, upon a declaration of effectiveness of this registration statement by the SEC, we will be entitled to sell to the Investors additional Notes having a face amount of $1,000,000. Additional Warrants to purchase up to 2,400,000 and 3,000,000 shares of our common stock, respectively, would also be issued to the Investors simultaneously with their purchase of the Notes. If all of the Notes and Warrants are issued as contemplated in the agreement, once this registration statement is declared effective by the Securities and Exchange Commission, the Investors will own Notes having face amount of $3,000,000 in the aggregate, and warrants to purchase up to 9,000,000 shares of our common stock. The Notes accrue interest at the rate of 12% per year and, unless such Notes are previously converted, come due in one lump sum payment of principal and accrued interest on July 23, 2006. Our obligation to make payment of the amount of the Notes plus accrued interest at maturity is secured by a first lien upon all of our tangible and intangible assets, and has been further guaranteed by our Chief Executive Officer and our President, Ray Grimm and Alfred Hanser, which guarantee to the extent has been covered by a pledge of one-half of the amount of our shares of common stock owned by them. The shares of common stock underlying the Investors' Notes and Warrants are covered by a registration rights agreement, requiring us to register a multiple of such number of underlying shares, which is the reason that this registration statement is being filed. For a more complete description of the transactions described in this paragraph, see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS: TRANSACTIONS WITH THE SELLING STOCKHOLDERS".

Under this prospectus, the selling stockholders are the Investors in the above described Notes and Warrants and a party who will receive 25,000 shares of our common stock as partial consideration for the purchase of certain intellectual property. Together they are offering up to 75,167,857 shares of our common stock, which represents approximately two times the shares issuable upon conversion of the secured convertible notes and upon exercise of the warrants described above. On September 3, 2004, there were 26,509,009 shares of our common stock outstanding. If the conversion price, which is tied to the market price of our common stock, fell by 50% and Investors at that time convert all of the secured convertible notes and exercise all of the warrants described above, the maximum number of shares offered by this prospectus could be sold and would represent 284% of our total common stock outstanding as of September 3, 2004. The Investors are not required to convert any of their notes or exercise any of their warrants and, if they do, they do, they are not required to sell any of the underlying shares. Any sales of common stock by the selling stockholders under this prospectus is entirely at the discretion of the selling stockholders. If we meet the requirements of filing this registration statement, and having it declared effective by the Securities and Exchange Commission, then the Investors will receive as many as 9,000,000 shares of our common stock through exercise of the Warrants, and an undeterminable amount of shares of our common stock through conversion of their Notes. The conversion price to be used upon conversion of the Notes is the lesser of (a) $0.75 per share and (b) a variable price equal to 50% of the average trading price for the three lowest trading days during the twenty-trading day period immediately preceding the date of calculation. If the Notes were all issued and all converted as of September 3, 2004 the number of shares into which the Notes could be converted would be 28,571,429, and if, in addition, the 9,000,000 Warrants were exercised, the total of 37,571,429 shares would represent 142% of the shares outstanding prior to the conversion of the Notes and exercise of the Warrants, however we cannot calculate the actual conversion prices which will ever be applicable for conversion of the shares, nor the actual number of shares into which the Notes will ever be converted, due to the variable nature of the calculation. The sum of the shares issuable upon exercise of the warrants and conversion of the shares will create very substantial dilution to our existing stockholders, and both the actual and the potential conversion of our shares at prices which are highly discounted to their market value could have a significantly depressive effect upon the market value of our shares and is approximately two times the number of shares to be issued in connection with the conversion of the convertible notes and warrants.

                                  RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY THOSE PERSONS WHO ARE ABLE TO AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING OUR BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

RISKS RELATING TO OUR FINANCIAL CONDITION

WE HAVE A HISTORY OF NET LOSSES, A SIGNIFICANT WORKING DEFICIT AND EXPECT THAT LOSSES WILL CONTINUE IN THE FUTURE EVEN IF THE GROWTH CAPITAL WE NEED IS OBTAINED.

Net loss for the year ended December 31, 2003 increased to $1,403,340 from $853,421 from the year ended December 31, 2002. The overall increase in net loss of approximately 64% from 2002 is due primarily to the overall increase in operating expenses we experienced during that fiscal year and was partially offset by the gross profit we generated during the same period. We have incurred a net loss in each year of our existence, and have financed our operations primarily through the sale of equity and debt securities. We may continue to incur net losses for the foreseeable future. Even if we are successful in attracting the capital we need, we may not be able to achieve or sustain significant revenues or profitability on a quarterly or annual basis in the near future.

WE ARE A YOUNG COMPANY THAT HAS NEVER BEEN PROFITABLE.

Since incorporation of FemOne California in 2002, we have not achieved profitability. We have incurred substantial costs to build the foundations of our business. From our inception to the date of this report we have retained a deficit. We expect our operating losses and negative cash flows to continue into the future as we continue to incur significant expenses in marketing our products and establishing an inventory. Although our revenues are increasing, there can be no assurance that this trend will continue, or that they will continue growing substantially enough for us to achieve profitability. Due to our limited operating history, it is difficult to predict whether we will be profitable in the future. Even if we do become profitable, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow slower than we anticipate, or if our operating expenses exceed our projected levels and cannot be adjusted appropriately, our business will be materially and adversely affected.

OUR FUTURE FINANCIAL RESULTS WILL FLUCTUATE SIGNIFICANTLY.

As a result of our limited operating history, we cannot predict our future revenues or operating results. We do, however, expect our future revenues and operating results to fluctuate significantly.

Our operating expenses are expected to increase in future periods as we intend to expand our sales and marketing operations to promote our products and acquire distributors, expand our service capabilities and improve our internal operating and financial systems. In addition, our operating expenses are based on our expectations of future revenues, and are relatively fixed in the short term. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to our expenses, or if our expenses increase before our revenues do, then our business for a particular period would be materially adversely affected.

Because of all of these factors and the other risks discussed in this section, we believe that our quarterly and annual revenues, expenses and operating results likely will vary significantly in the future. Accordingly, you should not rely on period-to-period comparisons of our results of operations as an indication of our future performance.

WE MAY REQUIRE ADDITIONAL FUNDS TO SUPPORT OUR BUSINESS OPERATIONS.

Even with the availability of the funds provided by the Investors through the sale of Notes and Warrants as described in this prospectus, it is possible we will need to obtain additional capital for working capital needs, to make acquisitions or to otherwise allocate toward growing our business. There can be no assurance that we will be able to obtain the funds we will need at any given time under terms and conditions which we would find acceptable or, if we are, that such terms and conditions will not create further dilution to our existing stockholders by requiring the issuance of shares (or derivative securities convertible, exercisable or exchangeable into shares) at prices which are significantly discounted from the market value of our common stock. In such cases, both the actual and the potential conversion of our shares at prices which are highly discounted to their market value could have a significantly depressive effect upon the market value of our shares. In addition, there can be no assurance that the agreements we will be required to sign in connection with obtaining such capital will not require us to be bound by other terms which are restrictive as to our business or operations, and which may be deemed onerous or may otherwise have a material, adverse effect upon our financial condition and/or the market value of our shares.

OUR DEBT AND EQUITY FUNDING SOURCES MAY BE INADEQUATE TO FINANCE FUTURE ACQUISITIONS AND, EVEN IF THEY ARE, OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED BY THE HIGH BORROWING COSTS OF DEBT, OR THE HIGHLY-DILUTIVE IMPACT OF EQUITY, IF WE ARE UNABLE TO OBTAIN FUNDING ON REASONABLE TERMS.

RISKS RELATING TO OUR BUSINESS

IF THE NUMBER AND PRODUCTIVITY OF OUR INDEPENDENT DISTRIBUTORS DOES NOT INCREASE, OUR REVENUE WILL NOT INCREASE.

We distribute our products exclusively through independent distributors, and we depend upon them for substantially all of our revenue. In addition, we expect to rely on a small number of distributors for a large portion of our revenues. As a result, to increase our revenue, our distributors must increase in number, become more productive, or both. We cannot assure you that our distributors will increase or maintain their current number or levels of productivity. Our distributors may terminate their services to us at any time, and we expect to experience turnover among our distributors from year to year. We also cannot accurately predict how the number and productivity of our distributors may fluctuate because we rely upon existing distributors to sponsor and train new distributors and to motivate new and existing distributors. The number and productivity of our distributors depends upon several additional factors, including:

         o the emergence of any adverse publicity regarding us, our products or our competitors,
         o the public's perception of our products, their ingredients and their ability to perform as advertised,
         o the public's perception of our distributors and direct selling businesses in general,
         o general economic and business conditions, in the United States and in other countries where we sell product or source inventories or technology, and
         o fluctuations in general market conditions, labor conditions, currency rates, tariffs and trade relationships and other factors impacting our ability to source and sell our products outside of the United States.

ADVERSE PUBLICITY COULD REDUCE THE SIZE OF OUR DISTRIBUTION FORCE AND CONSEQUENTLY REDUCE OUR REVENUE.

Any adverse publicity could reduce the size of our distribution force and consequently reduce our revenue. Specifically, we are susceptible to adverse publicity concerning:

         o the quality of our company's and competitors' products and product ingredients;
         o the usefulness of the technology incorporated into the products we sell, and its ability to perform as described;
         o    regulatory investigation into our company or the products we sell;
              and
         o    the public perception of direct selling businesses generally.

Distributor actions that result in adverse publicity could also harm our business. Because our distributors are independent contractors and not employees, we cannot provide to them the same level of direction, motivation and oversight as we would give to employees. We may have difficulties enforcing our policies and procedures governing our distributors because of their independence, their large number and regulations in some countries that limit our ability to monitor and control the sales practices of distributors or terminate relationships with distributors.

WE ARE SUBJECT TO INTENSE COMPETITION FOR DISTRIBUTORS TO PROMOTE AND SELL OUR PRODUCTS.

We compete with many other direct selling companies for distributors. Many of our competitors have much greater name recognition and financial and other resources than we have, which gives them a competitive advantage over us.

CLAIMS THAT USE OF OUR PRODUCTS ARE NOT USEFUL, OR PRODUCE NEGATIVE HEALTH EFFECTS, MAY ARISE AND HURT OUR SALES AND FINANCIAL CONDITION

We may receive consumer complaints, or allegations, that our products did not work in the manner or for the purposes they are intended, or that the use of our products produced adverse health effects. These complaints, if they became the subject of lawsuits or of widespread publicity, could seriously damage our business.

WE HAVE ONLY BEEN OFFERING OUR PRODUCTS TO THE PUBLIC FOR A LIMITED AMOUNT OF TIME AND CANNOT ASSURE YOU THAT THEY WILL ACHIEVE WIDESPREAD MARKET ACCEPTANCE

We began to offer our CHANNOINE(R) skincare products to the public on June 1, 2002, our 2SIS cosmetics products on August 10, 2002, our FemOne nutritional products on September 28, 2002, our LEANCHOICESTM weight control products and program on February 6, 2004, and our Biotron electromagnetic frequency harmonization products on February 19, 2004. A decision to invest in FemOne must consider the risks, expenses and difficulties frequently encountered by companies that are, like us, in their early stage of development and that depend upon new and rapidly evolving markets. In order to address these risks we must, among other things:

         o    strengthen consumer awareness of our products;
         o    respond to competitive developments;
         o continue to upgrade and expand our existing lines of products, and seek new lines that are interesting and unique; and
         o continue to attract, retain, and motivate our employees and independent distributors.

We cannot be certain that we will be successfully able to address each of these risks, or that our products will ever achieve widespread consumer acceptance in any of the markets where we operate. LOSING ANY OF OUR LIMITED SUPPLIERS OR RIGHTS TO SELL OUR PRODUCTS COULD HARM OUR BUSINESS.

We currently acquire products and ingredients from companies we consider to be the best suppliers of our products and ingredients, and in some cases they represent our sole source of supply. Any disruption in our relationships with our suppliers, and any unwillingness of our suppliers to continue to deal fairly with us under reasonable terms, could materially and adversely harm our business.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS.

Our products are valuable based in part on their proprietary nature. Our marketing strength is also based in part upon our know-how of the direct selling industry. Our ability to market our products and take advantage of our know-how depends upon our ability to prevent others from infringing upon our intellectual property and other proprietary rights. We rely upon a combination of statutory protections and common law rights to establish and protect our proprietary rights.

While we intend to monitor closely and take steps to protect our intellectual property rights, including (among other things) obtaining signed non-disclosure agreements prior to disclosing confidential information, there can be no assurance that these rights will remain protected in any or all markets, or that unauthorized third parties will not gain access to, and potentially impair or destroy, protected intellectual property rights. We may not have knowledge of any infringement or violation of our rights in time to protect them, and, even if we do, we may not have sufficient resources to engage in protracted and expensive litigation or other means to enforce our rights. If any of our material intellectual property rights were to be infringed upon, it could have a materially adverse impact upon our business and financial condition. Similarly, if any party were to assert that our technology infringes upon the rights of others, it could also have a materially adverse impact upon our ability to conduct our business, and/or our financial condition or future prospects, even if that assertion was ultimately found to be untrue.

WE RELY UPON LICENSE AND OTHER CONTRACTUAL RIGHTS TO OPERATE OUR BUSINESS.

Our business model is based upon the sale of products and technologies developed by others and licensed to us for distribution within the territories specified, and under the terms provided in, the applicable licensing agreement. Our ability to maintain our business, then, is dependent upon the strength of our contracts with our licensors and other contracting parties, as well as the financial health of these parties throughout the term of each agreement. If any party which has licensed us a product or technology that represents a significant part of our revenues were to violate or revoke that agreement, or become financially insolvent or bankrupt, it could have a materially adverse impact upon our business and financial condition.

OUR FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

We believe our business may grow rapidly. Such growth will place a significant strain on our management systems and resources. We will need to continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our workforce. We expect that the number of our employees and distributors will continue to increase for the foreseeable future. We will have to maintain close coordination among our technical, accounting, finance, marketing and sales departments.

IF WE ARE UNABLE TO RETAIN KEY PERSONNEL OR ATTRACT NEW PERSONNEL, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

To date, our growth has been due primarily to the two individuals who formed FemOne California, Ray Grimm and Alfred Hanser, who currently serve as our Chief Executive Officer and President, respectively. The loss of services of these, or any other key personnel or our inability to successfully attract and retain qualified personnel in the future would have a material adverse effect on our business. We do not maintain key-person life insurance on any of our employees. Our future success also depends on our ability to attract, retain, integrate and motivate highly skilled computer programmers and other employees.

RISKS RELATED TO OUR INDUSTRY

LAWS AND REGULATIONS MAY PROHIBIT OR SEVERELY RESTRICT OUR DIRECT SALES EFFORTS AND CAUSE OUR SALES AND PROFITABILITY TO DECLINE.

Various government agencies in the United States and throughout the world regulate direct sales practices. If we are unable to continue our business in our existing markets, or to commence operations in new markets, because of these laws our revenue and profitability will decline. Additionally, government agencies and courts in the countries where we operate may use their powers and discretion in interpreting and applying laws in a manner that limits our ability to operate or otherwise harms our business. Also, if any governmental authority brings a regulatory enforcement action against us that interrupts or enjoins our direct sales efforts, or which results in a significant fine or penalty assessed against us, our business could suffer.

GOVERNMENT REGULATION OF CERTAIN OF OUR PRODUCTS MAY RESTRICT OUR ABILITY TO INTRODUCE OR MAINTAIN THESE PRODUCTS IN SOME MARKETS AND COULD HARM OUR BUSINESS AS A RESULT.

Our products and our related marketing and advertising efforts are subject to extensive government regulation. We may be unable to introduce our products in some markets if we fail to obtain needed regulatory approvals, or if any product ingredients are prohibited. Failure to introduce or delays in introducing our products could reduce our revenue and decrease our profitability. Regulators also may prohibit us from making therapeutic claims about our products even if we have research and independent studies supporting such claims. These product claim restrictions could lower sales of some products. Even where our products are currently marketed, the applicable governments could change their laws, making it impossible for us to maintain sales in those areas. Either an inability to introduce our products into new geographic markets or our inability to continue to market and sell them in our existing ones, would have a materially adverse effect upon our business and financial condition.

OUR FAILURE TO COMPLY WITH GOVERNMENT REGULATION OF OUR PRODUCTS AND SALES METHODS, INCLUDING BY OUR DISTRIBUTOR NETWORK, MAY RESULT IN SIGNIFICANT PENALTIES OR CLAIMS, ANY OF WHICH MAY RESULT IN ENFORCEMENT ACTION BY THE RELEVANT REGULATORY AGENCY.

The formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our products are subject to regulation by a number of governmental agencies. U.S. federal agencies governing aspects of our business include (but are not limited to) the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, the Department of the Treasury, and the Environmental Protection Agency. Our products and distributor network are also subject to state and local laws and regulations, as well as those of foreign countries in which our products are marketed or sold. Our failure to comply with these regulations may adversely affect our ability to continue to offer our products, the imposition of substantial penalties, and/or result in significant claims, any of which may result in loss or reduction of sales and adversely affect our financial condition and the value of our common stock.

RISKS RELATED TO OUR STOCK

WE HAVE A LIMITED TRADING MARKET, AND GIVEN THE HISTORICAL TRADING PATTERNS OF OUR STOCK, AS WELL AS HIGHLY UNPREDICTABLE CHANGES IN THE PUBLIC STOCK MARKETS GENERALLY, THE PRICE OF OUR COMMON STOCK MAY BE QUITE VOLATILE FOR SOME TIME. OUR TRADING PRICE HAS, IN FACT, DECLINED VERY RAPIDLY OVER THE PAST SEVERAL MONTHS, AMID VERY ERRATIC TRADING PATTERNS, AND WITH NO SIGN OF BECOMING LESS VOLATILE IN THE FORESEEABLE FUTURE.

There is a limited public trading market for our common stock on the OTC Bulletin Board. We cannot assure you that a regular trading market for our common stock will ever develop or that, if developed, it will be sustained. As is the case with the securities of many emerging companies, the market price of our common stock may also be highly volatile. Factors including our operating results and announcements by us or our competitors of new products or services, may significantly impact the market price of our securities. Similarly, many of the capital-raising activities we have engaged in, or may be required to enter into in the future to obtain needed funds, have resulted in, and may in the future result in, large blocks of stock being held by professional investors who may from time to time release these shares into the market place in a manner which could have a highly depressive effect on the public market and valuation of our shares at any given time and for any given period. Ultimately, we have no control over the schedule or timing of how these shares may be sold in the future, nor will we likely have advance knowledge of these releases, and therefore our stock prices may be affected significantly in the future by these activities which, in some circumstances, could have a material and adverse impact on the stock price of our shares for a long time. If this were to happen, it could materially affect our ability to raise funds under favorable terms in the future.

Our stock trading price has declined rapidly during the past several months, and the volume of our stock's trading has been highly volatile during the same period. We have no specific knowledge as to why our stock trading prices and volume have been so erratic, nor is it likely that these trading patterns are likely to become more stable in the foreseeable future.

OUR SHARES HAVE TRADED AT LOW PRICES, AND ARE CURRENTLY SUBJECT TO PENNY STOCK REGULATIONS, WHICH MAY HAVE THE EFFECT OF EXACERBATING THE VOLATILITY OF OUR STOCK'S PRICE AND TRADING PATTERNS. ALSO, THE ADDITIONAL REQUIREMENTS IMPOSED ON BROKER-DEALERS WHO TRADE IN PENNY STOCKS MAY REDUCE THE SPEED AT WHICH

TRANSACTIONS INVOLVING PENNY STOCKS CAN BE EFFECTED, AND MAY ALSO REDUCE THE NUMBER OF BROKER-DEALERS WILLING TO ENGAGE IN SUCH TRANSACTIONS, EITHER OF WHICH CAN ADVERSELY IMPACT AN INVESTOR'S ABILITY TO TRADE SHARES OF OUR STOCK AS RAPIDLY AS MAY BE DESIRED.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by various penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on the Nasdaq system, provided that current prices and volume information with respect to transactions in these securities are provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our stock when there is penny activity and our stock becomes subject to the penny stock rules, and potentially could have a depressive effect on the price of our shares generally. Furthermore, while we remain a penny stock, we will not be entitled to the same protections with respect to "forward looking statements" under the Private Securities Litigation Reform Act as other companies which have stock trading above the penny stock level.

WE HAVE ENTERED INTO AGREEMENTS WHICH RESULT IN SIGNIFICANT DILUTION OR SUBSTANTIAL INDEBTEDNESS, WITHOUT STOCKHOLDER APPROVAL, AND WE MAY DO SO AGAIN IN THE FUTURE.

Our entry into the securities purchase agreement, and other transactional documents, with Investors which comprise selling stockholders in this prospectus resulted in substantial indebtedness owed by our company unless the Investors elect, in their sole discretion, to convert this indebtedness into shares of our common stock. The Investors also received warrants in the transaction which are exercisable for additional shares of common stock, and in the case of both the convertible notes and the warrants, the shares will be received at a significant discount to the fair market value of our shares as determined by their trading prices in the public stock market. Furthermore, if we commit any breach of the agreements we may be required to issue penalty shares to the Investors for no additional consideration. The conversion of the Investor's notes and exercise of their warrants will create very substantial dilution of our then-existing stockholders, which dilution will be further exacerbated in the event we become obligated to issue additional penalty shares to the Investors. (For a description of the material terms of our transaction with the Investors, see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS: TRANSACTIONS WITH
SELLING STOCKHOLDERS" LATER IN THIS PROSPECTUS.) Our stockholders were unable to review, approve or comment upon the transaction with our Investors before we entered into it and, in all likelihood, stockholders will be unable to review the terms of or vote on any potential relationships into which we may enter in the future. Consequently, stockholders are dependent upon the Board of Directors' judgment with respect to transactions of this nature. Future transactions, if realized, may also involve the issuance of a significant number of equity securities which could cause significant dilution to our stockholders, or the incurrence, assumption or issuance by us of substantial indebtedness and the undertaking by us of material obligations including, among other things, long-term employment, consulting or management agreements.

THE SALE OF SHARES BY THE SELLING STOCKHOLDERS AT A PRICE BELOW THE MARKET PRICE OF OUR COMMON STOCK WILL HAVE A DILUTIVE IMPACT ON OUR STOCKHOLDERS AND COULD ADVERSELY EFFECT OUR MARKET CAPITALIZATION BY HAVING A DEPRESSIVE EFFECT ON, OR SIGNIFICANTLY DRIVING DOWN THE PRICE OF, OUR COMMON STOCK.

As discussed elsewhere in this prospectus, we have entered into an agreement for the sale of Notes and Warrants to AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC which, if converted or exercised for shares of our common stock, will provide to the Investors a significant discount to the then-reported market price for our common stock. Discounted sales resulting from the conversion of Notes and/or the exercise of Warrants could have an immediate and materially adverse effect on the market price of our common stock. To the extent the Note and Warrant holders may convert or exercise their securities and sell the underlying shares derived therefrom into the market, the price of our shares may decrease substantially due to the presence of such a large number of additional shares in the market.

In addition, any sales in the public market of shares of our common stock issuable upon the exercise or conversion of stock options, warrants or convertible securities we may have issued, or may issue in the future, to any person, or the perception that these sales could occur, may adversely affect the prevailing market price of our common stock, and may result in depressing our share price generally and, potentially, driving our price down significantly in a short period of time. Moreover, our ability to obtain additional equity capital could be adversely affected since the holders of outstanding notes, warrants and options will likely exercise these securities when we probably could obtain any needed capital on terms more favorable than those provided by these securities. We lack control over the timing of any exercise or the number of shares issued or sold if this exercise occurs.

As of September 3, 2004, we have issued and outstanding, in addition to and not including any securities issued to the Investors as described above, qualified or non-qualified stock options, warrants and shares to be issued as consideration for intellectual property rights, of which could be immediately exercised for up to 2,742,906 shares of our common stock.

THE FUTURE SALE OF LARGE BLOCKS OF CURRENTLY RESTRICTED SHARES WHICH NOW EXIST OR WHICH MAY BE ISSUED BY US IN THE FUTURE COULD DECREASE THE MARKET PRICE OF OUR COMMON STOCK AND IMPAIR OUR ABILITY TO RAISE CAPITAL. WE MAY HAVE NO ABILITY TO KNOW ABOUT OR TO CONTROL THE TIMING AND/OR THE AMOUNT OF RESTRICTED STOCK WHICH PRIVATE INVESTORS MAY SELL INTO THE MARKET IN THE FUTURE.

Future sales of common stock by existing stockholders under exemptions from registration or through the exercise of outstanding registration rights could materially adversely affect the market price of our common stock and could materially impair our future ability to raise capital through an offering of equity securities. A substantial number of shares of our common stock are, or in the near future will be, available for sale under exemptions from registration, or are the subject of registration rights. We are unable to predict the effect, if any, that market sales of these shares, or the availability of these shares for future sale, will have on the prevailing market price of our common stock at any given time.

                                 USE OF PROCEEDS

Of the 75,167,857 shares of our common stock offered in this prospectus, the selling stockholders listed on page 11 of this prospectus are offering for sale up to 75,142,857 shares of our common stock. The actual number of shares which will be available to them for offer is subject to various future factors, such as the market price of our common stock at future dates, and is therefore incalculable at this time. The selling stockholders of the remaining 25,000 of common shares offered in this prospectus is Dr. Carl Coppolino who acquired them as partial payment for certain intellectual property he sold to the company. All proceeds from the sale of common stock under this prospectus will go to the selling stockholders. We will not receive any proceeds from the sale of common stock. We may receive up to $3,330,000 from the exercise of the warrants, if they are exercised in full. We will use the proceeds from any exercise of warrants for working capital purposes.

The information above about our outstanding common stock is based on information as of September 3, 2004. This information does not include 2,492,906 shares of common stock reserved for issuance upon exercise of options granted under our 2003 Stock Option/Stock Incentive Plan, 463,513 shares of common stock reserved for issuance for the president of FemOne Canada as discussed elsewhere in this prospectus, 250,000 shares of common stock reserved for issuance upon exercise of other warrants we have granted or 75,000 shares to be issued as consideration for intellectual property rights.

EXCEPT AS OTHERWISE INDICATED, ALL REFERENCES IN THIS PROSPECTUS TO THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING DO NOT INCLUDE ANY OF THESE SHARES.

SELLING STOCKHOLDERS

The following table details the name of each selling stockholder, the number of shares currently owned by each selling stockholder, and the number of shares that may be offered for resale under this prospectus. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. No selling stockholder nor any of their affiliates have held a position or office with our company, or had any other material relationship with us other than as a provider of funds through the transaction described in this prospectus and in connection with which the shares referenced below may be issued.

------------------------- --------------- ----------------- -------------- ---------------- ----------------------
                              SHARES                                       NUMBER OF SHARES
                           BENEFICIALLY                      SHARES TO BE    BENEFICIALLY    PERCENTAGE OF SHARES
                           OWNED BEFORE                      SOLD IN THE     OWNED AFTER      BENEFICIALLY OWNED
    SELLING STOCKHOLDER    OFFERING (1)                      OFFERING (2)    OFFERING (1)       AFTER OFFERING
------------------------- --------------- ----------------- -------------- ---------------- ----------------------
AJW Partners, LLC (3)       13,525,714                        13,525,714            --                --
------------------------- --------------- ----------------- -------------- ------------------ --------------------
AJW Offshore, Ltd. (4)      24,797,143                        24,797,143            --                --
------------------------- --------------- ----------------- -------------- ------------------ --------------------
AJW Qualified Partners,
LLC (5)                     34,565,714                        34,565,714            --                --
------------------------- --------------- ----------------- -------------- ------------------ --------------------
New Millennium Capital
Partners II, LLC (6)        2,254,286                          2,254,286            --                --
------------------------- --------------- ----------------- -------------- ------------------ --------------------

Dr. Carl Coppolino(7)         100,000                             25,000        75,000                *
------------------------- --------------- ----------------- -------------- ------------------ --------------------
*  Less than 1%

(1) The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. Under the terms of the debentures, if the debentures had actually been converted on September 3, 2004, the conversion price would have been $0.1050 per share. Under the terms of the warrants, if the warrants had actually been converted on September 3, 2004, the exercise price would have been $0.37 per share.

(2) Under the terms of the debentures and the related warrants, the debentures are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of debentures or unexercised portions of the warrants) would not exceed 4.9% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) Includes up to 11,905,714 shares that may be acquired upon the conversion of secured convertible notes of an aggregate of $540,000 and up to 1,620,000 shares that may be acquired upon the exercise of warrants at an exercise price of $0.37 per share.

(4) Includes up to 21,827,143 shares that may be acquired upon the conversion of secured convertible notes of an aggregate of $990,000 and up to 2,970,000 shares that may be acquired upon the exercise of warrants at an exercise price of $0.37 per share.

(5) Includes up to 30,425,714 shares that may be acquired upon the conversion of secured convertible notes of an aggregate of $1,380,000 and up to 4,140,000 shares that may be acquired upon the exercise of warrants at an exercise price of $0.37 per share.

(6) Includes 1,984,286 shares that may be acquired upon the conversion of secured convertible notes of an aggregate of $90,000 and up to 270,000 shares that may be acquired upon the exercise of warrants at an exercise price of $0.37 per share.

(7) Includes 100,000 shares of common stock to be issued to Dr. Coppolino in connection with the purchase of intellectual property, including 75,000 restricted shares of our common stock and 25,000 shares of our common stock to be sold in this offering.

                              PLAN OF DISTRIBUTION

The selling stockholders may offer their shares at various times in one or more of the following transactions:

         o    ordinary brokers transactions, which may include long sales;

         o cross or block trades or otherwise on the OTC Electronic Bulletin Board;

         o purchases by brokers, dealers or underwriters as principals, and resale by these purchasers for their own accounts using this prospectus;

         o "at the market" sales to or through market makers, or into an existing market for the common stock;

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

         o    through the use of options, swaps or other derivative securities;

         o    in connection with short sales of shares of common stock;

         o    option or other transactions; and

         o any combination of the above transactions, or any other legally available means.

Brokers, dealers, underwriters or agents participating in the distribution of our shares of common stock may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. Sometimes commissions will also be paid wholly or partially by the purchasers of these shares of common stock, for whom the broker-dealers may act as agent or to whom they may sell as principal, or both. The compensation paid or given to a particular broker-dealer may sometimes be in excess of customary commissions. All of the selling stockholders and any broker-dealers acting in connection with the sale of the shares of common stock included in this prospectus may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act because of the manner in which these shares are being purchased and resold. In those situations where a selling stockholder is acting as an underwriter, any commissions received by that selling stockholder, and any profit realized on the resale of shares of common stock as principals, will be considered underwriting compensation under the Securities Act. Neither we nor any selling stockholder can presently estimate the amount of this compensation. We do not know of any existing arrangements between a selling stockholder and any other shareholder, dealer, underwriter or agent relating to the sale or distribution of the shares. The selling stockholders have advised us that they do not intend to engage in short selling activities in connection with their plan of distribution, but we have no control over whether or not any selling stockholder will actually engage in this activity.

Any purchase or sale of shares of our common stock by a selling stockholder must comply with all applicable securities regulations then in effect, which would include Regulation M adopted under the Securities Exchange Act of 1934. In general, Rule 102 of Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common stock or any right to purchase our common stock, for a period of one business day before and after completion of his or her participation in the distribution.

During the time a selling stockholder participates in a distribution, Rule 104 of Regulation M prohibits that selling stockholder, and any other persons engaged in the distribution, from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. No person may effect any stabilizing transaction to facilitate any offering at the market. If any selling stockholder offers and sells our common stock at the market, Rule 104 prohibits that selling stockholder from making any stabilizing transaction that involves our common stock.

There can be no assurance that the selling stockholders will sell any or all of the shares offered by them in this prospectus. Also, there can be no assurance that each selling stockholder will, in fact, comply with applicable securities regulations, including Regulation M, in connection with the sale or distribution of the shares. Because we have no knowledge about or control over the activities of any selling stockholder, we have no power to compel them to comply with these regulations, nor will we necessarily have any way of knowing whether or not they do.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the selling stockholders, or their respective pledges, donees, transferees or other successors in interest, may be required to make in respect to such liabilities.

                               LEGAL PROCEEDINGS

We are not a party to any legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated against us.

                        DIRECTORS AND EXECUTIVE OFFICERS

The names, ages and positions of the current directors, executive officers and key employees of our company are set forth below. Biographical information for each of these persons is also presented below.

--------------------- ---------- ----------------------------------------------
         Name             Age                  Position Held
--------------------- ---------- ----------------------------------------------
  Ray W. Grimm, Jr.       59      Chief Executive Officer, Chief Financial
                                            Officer and Director
--------------------- ---------- ----------------------------------------------
    Alfred Hanser         33         President, Secretary and Director
--------------------- ---------- ----------------------------------------------

Mr. Grimm founded FemOne California in March 2002, and has served as its Chief Executive Officer and a Director since inception. From September 1999 to March 2002, Mr. Grimm worked as a direct sales industry consultant, and assisted in the launch of Orenda International, a direct sales nutritional distribution company. From 1989 to 1999, Mr. Grimm was the President of Body Wise International, a company engaged in the distribution of nutritional products. Mr. Grimm is president of the California State Board of Childhelp USA, an Arizona-based non-profit organization focusing on the treatment and prevention of child abuse.

Mr. Alfred Hanser has served as our President, Secretary and a Director since July 2002. From 1999 to June 2002, Mr. Hanser was self-employed in the area of distribution of consumer products, and during this time he co-founded a European medical device distribution company called Tinnitronics. From 1997 to 1998, Mr. Hanser was employed by ZS Associates, a Chicago-based consulting firm. Mr. Hanser holds Magna Cum Laude degrees in Organizational Behavior, Business Policy and International Business from Southern Methodist University, Dallas, Texas.

Term of Office.
---------------
Our directors are elected for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of September 3, 2004 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors and named executive officers, and (iii) all of our officers and directors as a group. Unless otherwise indicated, the shareholders listed below possess sole voting and investment power with respect to the shares indicated.

        TITLE OF       NAME AND ADDRESS OF       AMOUNT AND NATURE    PERCENT OF
         CLASS           BENEFICIAL OWNER           OF OWNERSHIP       CLASS(1)
         -----           ----------------           ------------       --------

                    Ray W. Grimm, Jr.
                    5600 Avenida Encinas
                    Suite 130
      Common Stock  Carlsbad, California  92009    9,847,689 (1)(2)       37%

                    Alfred Hanser
                    5600 Avenida Encinas
                    Suite 130
      Common Stock  Carlsbad, California  92009    7,383,583 (1)(2)       28%

      Common Stock  Total as a Group              17,231,272              65%

    (1)  Based on 26,509,009 shares outstanding as of September 3, 2004.

    (2) One-half of these shares have been pledged to the Investors as additional security for our obligations under the 12% Callable Secured Convertible Promissory Notes issued to the Investors.

It is believed by us that all persons listed above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, and/or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be the beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security which that person has the right to acquire within 60 days from the date this report is filed (such as through the exercise of options or warrants to purchase our common stock).

                          DESCRIPTION OF SECURITIES

The following is a summary of the material terms of our capital stock, qualified in its entirety by the provisions of our Articles of Incorporation, as amended, and our Bylaws (each of which are incorporated by reference as exhibits to this registration statement) and by the provisions of applicable law.

COMMON STOCK

The authorized capital stock of the Company consists of 75,000,000 shares of common stock, $0.001 par value. On or about September 20, 2004, we will be filing an amendment to our Articles of Incorporation increasing the number of our authorized shares of common stock to 150,000,000, in accordance with our Information Statement in DEF Schedule 14-C, filed with the Securities and Exchange Commission on August 30, 2004. As of September 3, 2004, there were 26,509,009 shares of common stock issued and outstanding, held of record by approximately 150 shareholders, which includes broker/dealers holding shares in "street name" for an undetermined number of their clients.

The information above about our outstanding common stock is based on information as of September 3, 2004. This information does not include 2,492,906 shares of common stock reserved for issuance upon exercise of options granted under our 2003 Stock Option/Stock Incentive Plan, 463,513 shares of common stock reserved for issuance upon exercise of other non-qualified options we have granted, 250,000 shares of common stock reserved for issuance upon exercise of other warrants we have granted or 75,000 shares to be issued as consideration for intellectual property rights.

We have not previously paid any cash dividends on our common stock and we do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. There is no assurance that we will ever have excess funds available for the payment of dividends. The only restrictions that presently limit our ability to pay dividends on common equity are those imposed by applicable state law.

Holders of the Company's common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of the Company's common stock have no pre-emptive rights.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None of the experts named in this registration statement as having prepared or certified a report, or counsel for the Company named in this registration statement as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities, have or will receive in connection with the offering a substantial interest, direct or indirect, in the Company or its subsidiary, if any, nor was connected with the Company or its subsidiary, if any, as a promoter, managing underwriter, voting trustee, director, or employee.

LEGAL MATTERS

Certain legal matters, including the validity of the securities, have been passed upon by the August Law Group, P.C. located in Irvine, California.

     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

Our Articles of Incorporation and Bylaws provide that we shall indemnify our directors and officers to the fullest extent as permitted under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of our company in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of our company for which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                           DESCRIPTION OF THE BUSINESS

BUSINESS DEVELOPMENT

We were incorporated on March 14, 2000 under the laws of the State of Nevada as New Paltz Capital Corp. In August 2003, Ray W. Grimm, Jr., and Alfred Hanser, our current Chief Executive Officer and President, respectively, entered into a Stock Purchase Agreement through which they acquired the majority of the outstanding shares of common stock of New Paltz Capital Corp. On October 3, 2003, our name was changed to FemOne, Inc. ("FemOne"). At that time, we adopted the business plan of FemOne, Inc., a privately-held California corporation ("FemOne California"), a direct selling organization specializing in cosmetics, skin care and nutritional products to promote health and wellness. On October 22, 2003, we completed the acquisition of all of the existing and outstanding shares of common stock of FemOne California, making it a wholly-owned subsidiary.

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

FemOne California was initially incorporated in the State of California on March 15, 2002 as 2Chansis, Inc. In July 2001, 2SIS L.L.C. was formed to become a direct selling company marketing cosmetics to college-aged girls. On May 1, 2002, 2Chansis, Inc. and 2 SIS L.L.C. merged together and on November 8, 2002, 2 Chansis, Inc. changed its name to FemOne, Inc.

We have not been a party to any bankruptcy, receivership or similar proceeding.

In July 2002, we assigned our rights to distribute all of our US products in Canada to our Canadian subsidiary, FemOne Canada, Inc. ("FemOne Canada") in exchange for 38.75% of the outstanding ownership interests in FemOne Canada. In July 2003, this agreement was amended to decrease our ownership portion to 30%, in exchange for a nominal amount. The agreement provides that we supply FemOne Canada with inventory and marketing aids at a price equal to our cost.

BUSINESS

PRODUCTS AND DISTRIBUTION

OVERVIEW

We offer our customers a variety of products to promote health and wellness through two divisions, FemOne and BIOPRO Technology. Our products are distributed through a team of independent sales representatives in the United States, and in Canada through our subsidiary FemOne/BIOPRO, Canada. Our products are also available for sale through our websites on the internet (www.femone.com and www.bioprotechnogy.com).

FEMONE DIVISION

Within the FemOne Division we offer herbal nutritional products under the brand name "FemOne", high quality skin care cosmetics through our licensing agreement with Channoine Cosmetics A.G. of Liechtenstein, cosmetics marketed to young women under the brand name "2SIS", and a weight management system under the brand name LEANCHOICESTM.

FemOne Nutritional &Hormonal Balancing Products:
------------------------------------------------
In late 2002 and early 2003, we launched our own brand of natural nutritional supplements targeting specific health issues of women. The product line consists of six (6) products, including formulas specifically targeting the market of menopausal women, addressing hormonal balance and relief of a host of menopausal symptoms such as hot flashes and night sweats, as well as other vitamin and mineral formulas designed for the overall health and wellness of women. Recent media coverage of studies reported in peer review medical journals indicate potential negative health effects from long term use of hormone replacement therapy (HRT). We believe that these widely reported studies have led a significant portion of the more than 50 million women in the U.S. who were previously prescribed HRT by their doctors to seek a natural alternative, such as the products we offer.

CHANNOINE(R) Skincare/Cosmetics Products:
-----------------------------------------
In May 2002, we entered into a sublicense agreement with Mr. Alfred Hanser, an executive officer and director of our company, for the exclusive right to distribute CHANNOINE(R) (a registered trademark of Channoine Cosmetics AG Corporation) cosmetic products through direct sales in the United States, Canada and Mexico. The sublicense agreement is effective for five years, and includes five consecutive options to extend the term for additional five year periods (for a total of twenty-five more years, should we elect to exercise each of these options) for no additional consideration. We anticipate exercising each of the available terms under this sublicense, and is amortizing the cost over the full thirty year life of the agreement. From inception to December 31, 2003, $10,833 of expense has been amortized relative to this agreement.

CHANNOINE(R) Cosmetics is a high-end, European, personal care product line which currently generates revenues for Channoine AG in excess of $100 million annually in Europe through a well-established direct sales and marketing program. Channoine has in excess of 200 products that are highly regarded for their outstanding quality of ingredients and packaging, and for delivery of cosmeceutical-type benefits and affordable pricing. Because of the product's unique benefits on a cellular level, they fit perfectly into our overall strategy of marketing and selling products designed to protect and enhance the cellular health of our customers. We have sublicensed the right to sell certain of these products in the U.S., which dominates the worldwide cosmetics market with a 24% market share. Skin care sales in the U.S. are projected to reach $7.2 billion by 2005. We estimate global sales of cosmetics will reach $120 billion in 2005, and that U.S. sales in that year will reach $29 billion. Our belief is that skin care product sales alone will account for almost a quarter of overall cosmetic sales. Our sublicense also permits us to sell Channoine(TM) products in Canada and Mexico

2SIS Color Cosmetics Products:
------------------------------
Complementary to the CHANNOINE(R) product line, we have also developed our 2SIS product line, which targets the rapidly exploding market of cosmetics for high school and collegiate-aged girls. Using our proprietary relationship with a European-based cosmetic-lab, we have developed a stylish, youthful cosmetic line designed to become the "cool brand" for this brand-conscious youth market.

LEANCHOICESTM Weight Loss System
--------------------------------
In January 2004, we introduced our LEANCHOICESTM Weight Loss System. It addresses a large and growing market in which, according to media reports, over 50% of the North American population is clinically obese. Our weight loss system combines the science of phyto-therapeutics, advanced nutritional products that incorporate an ingredient known as glucomannan, a "zero-calorie" pure fiber food that traps fat and aids in weight loss, and proprietary technology acquired through the Company's distribution rights with Energy Transfer Corporation called "Encell" that was developed after 20 years of research by a respected group of scientists in Europe. Encell is a water-information technology which, through a proprietary information process, has the ability to inform external water (i.e. water that you drink) with the proper energy/frequency to facilitate and/or support certain physical processes occurring in people's bodies, including weight loss.

LEANCHOICESTM, Celebrity Endorsement - Jennifer O'Neill, a former actress, film and television star, has joined forces with us to actively promote our LEANCHOICESTM program. Ms. O'Neill, who for an unprecedented 30 years has been a Cover Girl Cosmetics spokesperson and has written and released four successful books, is especially interested in women's health.

We have also recently teamed with top-ranked self-development and motivational speakers to launch a national tour of company-sponsored "Weight Loss Breakthrough Workshops". Our intent is to create a LeanCHOICES(TM) branded "Breakthrough Training" with emphasis on overcoming obstacles concerning weight loss. Many people struggle with the question of why they overeat and are unable to find a satisfactory answer. Our program is designed to help them answer this question and at the same time provide a unique, highly effective weight-loss system that delivers results.

BIOPRO TECHNOLOGY DIVISION

In January 2004, we launched a new technology division named "BIOPRO Technology". The division's first product is a revolutionary quantum-physics based technology named "BIOTRON" (for which an Application for Registration of the mark "BIOTRON" has been filed with the U.S. Patent and Trademark Office by Energy Transfer Corporation).

In February 2004, we acquired the exclusive multi-level marketing distribution rights to the technology in the U.S., Canada and Mexico. This technology, developed by a German team of researchers at Energy Transfer Corporation, is designed to harmonize/neutralize dangerous electromagnetic frequencies into harmless waves that can be absorbed by our bodies, and is intended to prevent long-term health risks associated with harmful radiation. The first practical application selected by us for the multi-purpose technology is harmonization/neutralization of the electromagnetic radiation emitted by cellular telephones. Since the evidence that cell phone radiation poses significant long-term health risks has been mounting over the past few years, consumers are looking for protection from these risks. The market potential just for this application of the technology is large, measured by the 145 million current cell phone users in North America (1.2 billion worldwide). With the BIOTRON Cell Chip attached, no such shift in energy and stress response can be observed; people remain in the healthy ranges, despite using their cell phone. We plan to introduce a variety of products incorporating the BIOTRON technology, including EMF-Harmonization devices for televisions, personal computers, and other electronic devices. In keeping with our focus on enhancing people's inner and outer health, the BIOPRO Technology Division's goal is to provide families across North America and beyond with a variety of products designed to protect the health and well being of their families.

PROMOTION AND MARKETING

Our promotion and sales development activities are directed at assisting our independent sales representatives to market and sell our products, through the use of company sales brochures, product samples, product demonstrations, motivational training sessions and frequent conference calls. We motivate our independent sales representatives' through promotions, contests and special incentives that reward superior sales performance. We hold periodic sales meetings to recognize performance, introduce new products, provide sales training and empowerment of the independent sales force.

COMPETITION

The nutritional supplement, cosmetic, skincare, weight management and wellness technology industries are all highly competitive. We have many competitors in these areas including retail establishments specializing in these products, department stores, and weight management establishments. We believe that the personalized customer service offered by our independent sales representatives and the high quality of our products will assist in establishing a competitive position. However, many of our competitors in each of these market segments have greater financial and other resources than we do, and better-established name recognition in their respective markets, and we may not be able to compete effectively against these companies due to their access to greater resources.

INTELLECTUAL PROPERTY, LICENSES, FRANCHISES, ROYALTY AGREEMENT OR LABOR
CONTRACTS

We have filed several trademark applications with the U.S. Patent and Trademark Office for several marks, including "FemOne", "Little Girl Fun, Big Girl Ingenuity", "P2R", "2Wear", "2Share", "2Relieve", "2Feel Great", "2Enhance", "2Day", "2B-You", "2B-Strong", "2B-Balanced" and "2Sis". We are in the process of applying to the U.S. Patent and Trademark Office for trademark registration for "BIOPRO Technology", "BioQLink" "Bio - Nutratonic", "Lean Choices", "2Energize" and "2Slim". We also own the copyright in the website www.femone.com.

Within our FemOne Division we offer herbal nutritional products under the brand name "FemOne", high quality skin care cosmetics through our distribution sublicensing agreement with Alfred Hanser, an executive officer and director of our company. The distribution sublicense agreement is effective for 5 years, and includes 5 consecutive options to extend the term for additional 5 year periods (for a total of 25 more years, should we elect to exercise each of these options) for no additional consideration.

For the distribution rights to CHANNOINE(R) skincare and cosmetics products, we entered into a sublicense agreement with Mr. Alfred Hanser, an executive officer and director of our company, for the exclusive right to distribute CHANNOINE(R) (a registered trademark of Channoine Cosmetics AG Corporation) cosmetic products through direct sales in the United States, Canada and Mexico. The sublicense agreement is effective for five years, and includes five consecutive options to extend the term for additional five year periods (for a total of twenty-five more years, should we elect to exercise each of these options) for no additional consideration. We anticipate exercising each of the available terms under this sublicense.

In January 2004, we launched a new technology division named "BIOPRO Technology". The division's first product is a revolutionary quantum-physics based technology named "BIOTRON" (for which an Application for Registration of the mark "BIOTRON" has been filed with the U.S. Patent and Trademark Office by Energy Transfer Corporation). In February 2004, we acquired the exclusive distribution rights to the technology in the U.S., Canada and Mexico.

Governmental Approval

Our products and our related marketing and advertising efforts are subject to extensive government regulation. We may be unable to introduce our products in some markets if we fail to obtain needed regulatory approvals, or if any product ingredients are prohibited. Failure to introduce or delays in introducing our products could reduce our revenue and decrease our profitability. Regulators also may prohibit us from making therapeutic claims about our products even if we have research and independent studies supporting such claims. These product claim restrictions could lower sales of some products. Even where our products are currently marketed, the applicable governments could change their laws, making it impossible for us to maintain sales in those areas. Either an inability to introduce our products into new geographic markets or our inability to continue to market and sell them in our existing markets, would have a materially adverse effect upon our business and financial condition.

Our failure to comply with government regulation of our products and sales methods, including by our distributor network, may result in significant penalties or claims, any of which may result in enforcement action by the relevant regulatory agency.

The formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our products are subject to regulation by a number of governmental agencies. U. S. federal agencies governing aspects of our business include (but are not limited to) the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, the Department of the Treasury, and the Environmental Protection Agency. Our products and distributor network are also subject to state and local laws and regulations, as well as those of foreign countries in which our products are marketed or sold. Our failure to comply with these regulations may adversely affect our ability to continue to offer our products, the imposition of substantial penalties, and/or result in significant claims, any of which may result in loss or reduction of sales and adversely affect our financial condition and the value of our common stock. (See: RISK FACTORS).

EMPLOYEES

As of the date of this prospectus, we had 10 full-time employees, including Mr. Grimm and Mr. Hanser. Of these employees, 3 serve in the sales and marketing departments, 5 serve in administration and 2 in distribution.

REPORTS TO SECURITY HOLDERS

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We are required to file these documents with the SEC electronically and the electronic versions of these filings can be accessed on the Internet at the SEC's web site, located at http://www.sec.gov. You may read and copy any document we file at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at (800) SEC-0330.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, including all notes attached to these statements, which appear at the end of this prospectus. In addition to historical information, the discussion here and elsewhere in this prospectus contains some forward-looking statements. These statements by their nature involve risks and uncertainties, and should not be construed to imply any promise, certainty or likelihood that these results or trends will necessarily continue in the future. Our actual results in the future may differ significantly from those anticipated by these forward-looking statements, due to many factors including those set out in the "Risk Factors", "Business" and other sections of this prospectus.

OVERVIEW

We are an early stage company which markets, sells and distributes a variety of products designed to provide consumers with items that protect and enhance their health and wellness, including at the cellular level. We have two operating divisions within our company: the FemOne Division and the BIOPRO Technology Division. The FemOne Division currently markets and sells cosmetic products under the brand names CHANNOINE(R) and 2SIS, natural nutritional and hormonal balancing products under the brand name FemOne, and a weight loss system under the brand name LEANCHOICESTM. The BIOPRO Technology Division markets and sells products which incorporate a quantum physics-based technology known as BioTron that is intended to prevent long-term health risks associated with exposure to harmful radiation by harmonizing and neutralizing dangerous electromagnetic frequencies into harmless waves that can be absorbed by the body without material risk. The first product which we are marketing using BioTron technology is a cell chip which, when affixed to cellular telephones, is designed to harmonize and neutralize the harmful electromagnetic radiation which such telephones may emit. All of our products are sold and marketed under agreements with their respective inventors or suppliers, which permit us to market, sell and distribute these products throughout North America. We are developing our own branding and marketing campaigns for the technologies and products which we license, and a substantial amount of the value which we believe we can create in our company is related to the exploitation of our intellectual property and other proprietary rights. As we grow, we anticipate adding additional product lines to our existing operating divisions, as well as potentially adding new divisions through future product line expansion and/or acquisition.

Results of operations for the years ended December 31, 2003 and 2002 include revenues and related expenses for the Company's products under the FemOne Division including the products branded FemOne, CHANNOINE(R) and 2SIS. There are no profits for expenses attributable for products branded LEANCHOICESTM and products offered in our BIOPRO Technology Division as they were launched in 2004.

REVENUES

Net Sales for the year ended December 31, 2003 increased to $1,016,208 from $300,341 for the year ended December 31, 2002. Included in net sales for 2003 are sales to our Canadian subsidiary (and a related party) of $55,910, representing a pass-through of inventories at cost. Our revenues for 2003 in the FemOne Division were comprised of the following:

         o 69% from sales of our nutritional supplements (increase of 39% from 2002);
         o 24% from sales of CHANNOINE(R) cosmetic products (decrease of 31% from 2002);
         o 7% from sales of 2SIS cosmetic products (decrease of 8% from 2002).

During 2003, approximately $29,364 of our revenues were generated from the sale of inventory to Bluewave Innovations, which abandoned its operations in the first quarter of 2004.

COST OF SALES

Cost of sales for the year ended December 31, 2003 increased to $335,882 from $88,636 for the year ended December 31, 2002. The overall increase in cost of sales is attributable to our increase in net sales.

GROSS PROFITS

Gross profits for the year ended December 31, 2003 increased to $680,326 from $211,705 for the year ended December 31, 2002. The overall increase in gross profits of approximately 221% is directly attributable to the overall increase in net sales in 2003. We attribute these results to an increase in our marketing efforts, the availability of new products and expansion of our team of independent sales representatives responsible for selling our products.

EXPENSES

Total expenses for the year ended December 31, 2003 increased to $2,000,590 from $1,071,040 for the year ended December 31, 2002. The overall increase in expenses of approximately 87% over the prior year is discussed below in the analysis of Order Fulfillment Costs, Sales and Marketing Expenses, and General and Administrative Expenses:

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

Order Fulfillment Costs
-----------------------

Order fulfillment expenses for the year ended December 31, 2003 increased to $551,548 from $174,545 for the year ended December 31, 2002, an increase of approximately 216% over the prior year. The overall increase is directly attributable to increased sales activities and the related costs that are captured in the order fulfillment area. These costs include commissions paid to independent sales representatives, costs of shipping and costs of processing credit card transactions.

Sales and Marketing Expenses
----------------------------

Sales and marketing expenses for the year ended December 31, 2003 increased to $706,351 from $442,503 for the year ended December 31, 2002. The overall increase (of approximately 60%) in sales and marketing expenses between the years ended 2002 and 2003 represents our efforts to build our website, as well as operations to support our outside independent sales force. The year ended 2003 includes a full year of compensation to our employees and consultants for their services, which amounted to approximately $454,000 in the aggregate. Also, included in total sales and marketing expenses for 2003 are non-cash expenses of $118,500 attributable to compensation paid in stock to the president of our Canadian subsidiary for his sales and marketing efforts during such year, and $6,400 attributed to compensation expense to certain independent sales representatives for bonus paid in stock for meeting sales targets.

General and Administrative Expenses
-----------------------------------

General and administrative expenses for the year ended December 31, 2003 increased to $742,691 from $453,992 for the year ended December 31, 2002. The overall increase in expenses between the years ended 2002 and 2003 is representative of the Company's growth in 2003 in its start-up phase, and represented an increase of approximately 64% over the prior year. The year ended 2003 includes a full year of compensation expense to our executive officers and administrative staff and increased professional fees.

Other Income and Expense
------------------------

Other income and expense for the year ended December 31, 2003 increased net expenses of $83,076 from net income of $5,914 from the year ended December 31, 2002. Included in other income and expense are net losses recorded in connection with our equity investment in FemOne/BIOPRO Canada of $41,086 (which decreased by $16,246 in 2003), interest expense of $34,997 (which increased by $11,887 in 2003 due to higher outstanding loans payable during that fiscal year), and expenses for currency fluctuations of $6,993.

NET LOSS

Net loss for the year ended December 31, 2003 increased to $1,403,340 from $853,421 from the year ended December 31, 2002. The overall increase in net loss of approximately 64% from 2002 is due primarily to the overall increase in expenses we experienced during that fiscal year and was partially offset by the gross profit we generated during the same period.

LIQUIDITY AND FINANCIAL CONDITION

As of December 31, 2003, our cash reserves are not sufficient to cover our working capital deficit of $244,730. These factors have contributed to uncertainty about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our success in obtaining adequate capital. If we are unable to raise funds through contemplated sales of our equity securities in private transactions exempt from registration under applicable federal and state securities laws, we could be forced to cease operations. In order to continue as a going concern, develop and grow our customer base and revenues, and achieve a profitable level of operations, we will need, among other things, additional capital resources. Management's plans to obtain such resources for us include (1) raising additional capital through sales of common stock, the proceeds of which would be used to improve the marketing effort for all of our product lines; and (2) preserving our cash resources by attracting and retaining employees and supplementing their pay with incentive stock options. In addition, our majority stockholders have committed to fund our expected shortfalls, if necessary, for a certain period to attain our goals. This has been demonstrated in the past as evidenced by stockholder notes and deferred salaries described in the footnotes to audited financial statements contained elsewhere in this report.

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

DESCRIPTION OF PROPERTY

We lease two facilities in Carlsbad, California. We occupy 4,926 square feet located at 5600 Avenida Encinas, Suite 130 for our corporate and executive offices and our warehouse facility occupies 2,515 square feet located at 5115 Avenida Encinas, Suite H. Each lease is renewable in one year terms. Our aggregate lease payments in 2003 were $114,407, and our expected aggregate lease payments for 2004 are $115,450.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Except as disclosed below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

         o    any of our directors or executive officers
         o    any person proposed as a nominee for election as a director
         o any member of the immediate family of any of our directors, executive officers or person proposed as nominees for election as a director
         o any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock
         o    any of our promoters
         o any relative or spouse of any of the foregoing persons who lives at the same address as such person

In August 2003, Ray W. Grimm, Jr. and Alfred Hanser entered into a Stock Purchase Agreement where they acquired, in a private transaction, 5,000,000 shares of the outstanding stock of New Paltz Capital Corporation together with stockholder loans in the amount of $47,000 for an aggregate purchase price of $279,350. On September 1, 2003 the Board of Directors declared a 6 for 1 stock dividend resulting in Mr. Grimm owning 17,142,000 shares and Mr. Hanser owning 12,858,000 shares. In connection with the finalization of the merger with our company, a total of 9,586,165 of these shares were retired such that Mr. Grimm presently owns 9,416,382 shares of our common stock and Mr. Hanser presently owns 7,060,227 shares of our common stock. In the allocation of these shares, Mr. Grimm received 431,307 shares and Mr. Hanser received 323,356 shares of our common stock, bringing their total ownership to 9,847,689 and 7,383,583, respectively. Each of Mr. Grimm and Mr. Hanser currently serve as executive officers and as members of our Board of Directors. Further, each of Mr. Grimm and Mr. Hanser beneficially own more than 10% of the voting rights attached to our outstanding shares of common stock.

SUBLICENSE AGREEMENT WITH CHANNOINE COSMETICS LLC

In May 2002, FemOne entered into a sublicense agreement with Alfred Hanser for the exclusive right to distribute CHANNOINE(R) Cosmetics products through direct sales and network marketing in the United States, Canada and Mexico. In exchange for this sublicense, FemOne issued shares of common stock equivalent to the fair value of the license agreement, which was deemed to be $216,667 as of the date of the sublicense. The sublicense agreement is effective for an initial term of five years, and includes five consecutive options to extend the term for additional five year periods (for a total term of thirty years), for no additional consideration. The shares of common stock underlying this agreement were issued by the privately held FemOne California, Mr. Hanser received 323,356 shares of common stock for his percentage of holdings in the California corporation at the time of the merger.

STOCKHOLDER LOANS

From time to time, Mr. Grimm and Mr. Hanser have provided loans to us pursuant to unsecured Promissory Notes. Such notes accrue interest at a rate of 8% per annum. As of December 31, 2003, our obligations to Mr. Grimm and Mr. Hanser for the principal and accrued interest on these stockholder loans was $383,338 and $6,693, respectively. As discussed in "Liquidity and Capital Condition", above, the Company's stockholders are committed to fund our expected shortfalls, if necessary, for a certain period to attain our goals.

In connection with the purchase of New Paltz Capital Corporation, Mr. Grimm and Mr. Hanser assumed stockholder loans of $47,000, of which $30,000 of principal bear interest at 6%, and the remaining $17,000 of principal are non-interest bearing. At December 31, 2003, $49,782 was outstanding as stockholder loans payable to Mr. Grimm and Mr. Hanser, which amount includes principal and accrued interest.

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

ADDITIONAL RELATED PARTY LOANS

A company owned by Mr. Grimm has loaned us $29,000. The loan is unsecured and non-interest bearing and will be repaid at such time as we have positive cash flows from operations to support such repayment.

FEMONE/BIOPRO CANADA

In July 2002, we assigned the Canadian distribution rights to all of our products which may be sold in Canada, in exchange for 38.75% of the total ownership interests in FemOne Canada. In July 2003, this agreement was amended to decrease the portion of our ownership to 30%. The agreement provides that we supply Canada with inventory and marketing aids at a price equal to cost. For the years ended 2002 and 2003, we recorded sales to Canada for their inventory purchases of $56,402 and $18,284, respectively. The agreement also calls for compensation in the form of stock for certain consulting services related to sales and marketing efforts by the President of FemOne Canada. We have reserved for issuance 463,513 shares of our common stock pursuant to this agreement.

BLUEWAVE INNOVATIONS

Certain of our officers were also founders and officers of Bluewave Innovations, a direct selling company targeting sales to young adults through a team of college-aged independent sales associates. Between November 2003 and March 2004, Bluewave marketed certain of the same products under the 2SIS and CHANNOINE(R) product lines as we did during the same period. We do not believe that sales resulting from Bluewave distracted from potential sales for us as the demographic of the sales force is targeting young college-aged consumers, and differed from the demographic targeted by us at that time. In March, 2004, Bluewave Innovations' operations were abandoned. In 2003, we sold $29,365 of inventory to Bluewave.

RECENT ISSUANCES OF UNREGISTERED SECURITIES

In January 2004, we reserved for issuance 211,513 shares of restricted common stock to be issued to the president of FemOne/BIOPRO Canada for consulting services in 2004, pursuant to the agreement with FemOne/BIOPRO Canada discussed elsewhere in this prospectus.

Between January 1, 2004 and June 30, 2004 we issued 220,000 unregistered shares of our common stock as described below (each of these transactions was accomplished in reliance upon exemptions from the registration requirements of the Securities Act of 1933 provided under applicable federal and state securities regulations)

         o    217,000 shares were issued to several consultants for services
         o 3,000 shares were issued to various individuals as bonuses for meeting sales performance criteria.

Between June 30, 2003 and December 31, 2003, we issued 17,652,009 unregistered shares of our common stock as described below (each of these transactions was accomplished in reliance upon exemptions from the registration requirements of the Securities Act of 1933 provided under applicable federal and state securities regulations):

         o A net amount of 9,416,382 shares were issued to Mr. Ray W. Grimm Jr. for his participation in the Stock Purchase Agreement between Mr. Grimm, Mr. Hanser and Mr. Asselstine, under which Mr. Grimm and Mr. Hanser received control of New Paltz Capital Corporation. The net shares are calculated after giving effect to a 6:1 stock dividend, and net of cancellations as provided in the merger agreement with FemOne, Inc.
         o A net amount of 7,060,227 shares were issued to Mr. Alfred Hanser from his participation in the Stock Purchase Agreement discussed above, and were calculated in the same manner as for Mr. Grimm.
         o An aggregate of 150,000 shares were issued to various individuals for consulting services.
         o An aggregate of 1,000,000 shares were issued to the shareholders of FemOne, California in connection with the merger agreement discussed above. Of these shares, Mr. Grimm and Mr. Hanser received (in addition to their shares received under the Stock Purchase Agreement described above) 431,307 and 323,356 shares, respectively.
         o    17,400 shares were issued to a consultant for services.
         o 8,000 shares were issued to various individuals as bonuses for meeting sales performance criteria.

At December 31, 2003, we had reserved for issuance 237,000 shares of restricted common stock to be issued to the president of FemOne/BIOPRO, Canada for consulting services in 2003, pursuant to the agreement with FemOne/BIOPRO Canada discussed elsewhere in this prospectus.

The shares to be registered pursuant to the registration statement and this prospectus have been issued in, or underlie derivative securities exercisable for or convertible into shares which were issued in, private transactions exempted pursuant to Sections 4(2) or 4(6), or other applicable exemptions, of the Securities Act from the registration provisions contained in Section 5 of the Securities Act. Each offering included less than 35 purchasers, other than "accredited investors" as defined in Rule 501, and as a result each offering qualified as exempt from registration in accordance with Rules 505 and/or 506 of Regulation D. The following pages briefly describe the agreements and transactions we entered into with each of the selling stockholders with respect to each class of security registered under this prospectus. The following discussion provides an understanding of the material terms of each transaction referenced below. It is not intended to be a complete description of each agreement described below, and the discussion in this registration statement is qualified in its entirety by reference to the documents included or referenced in the exhibits to this registration statement.

TRANSACTIONS WITH THE SELLING STOCKHOLDERS

The Investors.
--------------

In July 2004, we entered into a Securities Purchase Agreement with AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (the "Investors") pursuant to which we agreed to issue, and the Investors agreed to purchase, 12% Callable Secured Convertible Notes (the "Notes") of the Company with an aggregate face amount of up to $3,000,000, and warrants (the "Warrants") to purchase 9,000,000 shares of our common stock.

When we signed the agreement with the Investors, we issued to them Notes having an aggregate face amount of $1,200,000, against net proceeds to us of $2,440,000, after giving effect to prepayment of interest and investment banking and other fees. The Notes began to accrue interest on July 23, 2004 and will continue to accrue interest until the principal amounts of the Notes and any accrued interest is paid in full by us. The Notes accrue interest at the rate of 12% per year and, unless such Notes are previously converted, come due in one lump sum payment of principal and accrued interest on July 23, 2006. The interest on the Notes is computed on the basis of a 365-day year, and is payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on September 30, 2004. Any amount of principal or interest on the Notes which is not paid when due will bear interest at the rate of 15% per year from the due dates set forth in the Notes. Interest that would have accrued for the first 8 months of the Notes has already been paid by us to the Investors.

Our obligation to make payment of the amount of the Notes plus accrued interest at maturity is secured by a first lien upon all of our tangible and intangible assets, and has been further guaranteed by our Chief Executive Officer and our President, Ray Grimm and Alfred Hanser, respectively, to the extent covered by a pledge of one-half of the amount of our shares of common stock owned by them.

The Warrants issued to the Investors when we issued the Notes provide the Investors with the right to purchase up to 3,600,000 shares of our common stock at any time. The exercise price to be paid to us is $0.37 per share, which can be paid in cash or, if the resale of the underlying shares covered by the Warrants (the "Warrant Shares") is not then registered pursuant to an effective registration statement under the Securities Act of 1933, as amended, payment may be made to us through a cashless exercise. If the Investors elect to exercise any of the Warrants, either by cash or through a cashless exercise, we must deliver share certificates to the Investors within 3 days of our receiving notice of such exercise. If we fail to deliver share certificates for the Warrant Shares within three (3) business days after this Warrant is exercised, then we must pay the Investors in cash a penalty equal to 2% of the number of Warrant Shares which were required to be delivered, multiplied by the Market Price for each day that we fail to deliver share certificates for the Warrant Shares. The penalty must be paid to the Investors by the 5th day of the month following the month in which it has accrued.

Once we file this registration statement with the Securities and Exchange Commission (the "SEC"), we will be entitled to sell to the Investors additional Notes having a face amount of $800,000 and, upon a declaration of effectiveness of this registration statement by the SEC, we will be entitled to sell to the Investors additional Notes having a face amount of $1,000,000. Additional Warrants to purchase up to 2,400,000 and 3,000,000 shares of our common stock, respectively, would also be issued to the Investors simultaneously with their purchases of the Notes upon the occurrence of the above-mentioned events. If all of the Notes and Warrants are issued as contemplated in the Securities Purchase Agreement, once this registration statement is declared effective by the SEC, the Investors will own Notes having a face amount of $3,000,000 in the aggregate, and warrants to purchase up to 9,000,000 shares of our common stock.

Under a registration rights agreement which we entered into with the Investors as part of the securities purchase transaction, we are obligated to register for them all of the shares of our common stock underlying the Notes, the Warrants and any penalty shares we are obligated to issue under any of the transactional documents. The purpose of this prospectus, and the registration statement of which it is a part, is to satisfy our registration obligations, and we may further amend or supplement the registration statement with additional ones if more shares become issuable during the term of our agreements with the Investors, which will occur if the price of our stock declines appreciably (see the section of this prospectus entitled Risk Factors). The Investors will be indemnified by us for any claims or damages they suffer resulting from our breach of the agreement or arising out of the registration of the shares, and we are indemnified for any claims or damages we may suffer for breach of the Investors' obligations under the agreement.

Our obligation under the registration rights agreement is to register an amount equal to two times the number of shares into which the Notes could be converted and the Warrants could be exercised. All expenses associated with such registration, including the fees of counsel, auditors, Blue Sky filing fees and other expenses incurred in connection with the registration and sale of the securities (other than underwriting fees and commissions, if any) are to be borne by us. Furthermore, we are obligated to maintain our common stock for public trading on a national stock exchange or in a national stock market in the United States, to make timely all of the periodic filings required by the Securities Exchange Act of 1934, and to file any post-effective amendments to the registration statement which are necessary for the Investors to sell their shares from time to time until they are completely liquidated.

We will be required to pay to the Investors a penalty if (1) our registration statement is not filed with the SEC by September 7, 2004, (2) our registration statement is not declared effective by the SEC by 120 days following the date we file it; (3) after the effectiveness of the registration statement the Investors are not permitted to sell securities under it for any reason; and/or (4) if we fail to maintain a listing for the public trading of our common stock. The amount of the penalty we would have to pay in any such event is calculated as ..02 times the sum of then-outstanding principal amount of the Notes times the number of months following the applicable event that the Investors are unable to sell their securities under the registration statement. The penalties described above are payable in cash or, at our election, in additional shares of stock priced at the conversion price as calculated under the Notes, which penalty shares would then also have to be included in a further registration statement filed with the SEC, to the extent there are an insufficient number of shares already registered for the benefit of the Investors.

Dr. Carl Coppolino.
-------------------

Of the total shares being registered for selling stockholders in our registration statement, 25,000 are to be delivered to Dr. Carl Coppolino as a part of the consideration paid to him for the sale to us of all of his right, title and interest in certain intellectual property rights which we acquired from him as of July 27, 2004. In accordance with the proposed terms of an Intellectual Property Rights Purchase Agreement, Dr. Coppolino sold us the exclusive rights to a product known as the Nutratonic Drink. We plan to package and brand this product for sale within our direct marketing and distribution channels. In addition to the 25,000 shares of our common stock included in this registration statement, we also paid Dr. Coppolino a cash payment of $25,000 and have reserved for issuance 75,000 additional shares of our common stock bearing a restrictive legend, against the sale, transfer and assignment to us of all of his rights in the Nutratonic Drink product.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded over-the-counter and quoted on the Over the Counter Electronic Bulletin Board under the symbol "FEMO". From inception to October 9, 2003, our shares were traded under the symbol "NPZC". On October 9, 2003, our symbol was changed to "FEMO". Our shares of voting common stock became eligible for trading in the second quarter of 2002, however, prior to September 22, 2003, there was no market for our stock. The following table represents the range of the high and low bid prices of our stock as reported by the NASDAQ Trading and Market Services for the third fiscal quarter of 2003 and for the first and second quarters for fiscal year 2004. These quotations represent prices between dealers, without retail markups, markdowns or commissions and may not necessarily represent actual transactions.

       ------ -------------------------------- ----------- ---------------------
       Year   Quarter                          High        Low
       ------ -------------------------------- ----------- ---------------------
       2003   Third Quarter (9/22/03-9/30/03)  $1.47       $0.00
       ------ -------------------------------- ----------- ---------------------
       2003   Fourth Quarter                   $1.59       $0.05
       ------ -------------------------------- ----------- ---------------------
       2004   First Quarter                    $1.51       $0.51
       ------ -------------------------------- ----------- ---------------------
       2004   Second Quarter                   $1.20       $0.36
       ------ -------------------------------- ----------- ---------------------

As of the date of this prospectus, there are approximately 150 stockholders of record, which includes broker/dealers holding shares for an undetermined number of their clients in "street name".

We have not previously paid any cash dividends on our common stock and we do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. There is no assurance that we will ever have excess funds available for the payment of dividends. The only restrictions that presently limit our ability to pay dividends on common equity are those imposed by applicable state law.

EQUITY COMPENSATION PLANS

On December 31, 2003, we had the following securities issued and available for future issuance under equity compensation plans:

----------------------------- ------------------------------ ---------------------------------- --------------------------------
                                           (a)                              (b)                                (c)

      Plan Category             Number of securities to be    Weighted-average exercise price   Number of securities remaining
                                 issued upon exercise of     of outstanding options, warrants    available for future issuance
                                  outstanding options,                  and rights                 under equity compensation
                                   warrants and rights                                            plans (excluding securities
                                                                                                   reflected in column (a))
----------------------------- ------------------------------ ---------------------------------- --------------------------------
Equity compensation plans
approved by security holders            2,492,906                          $0.22                          $1,207,094
----------------------------- ------------------------------ ---------------------------------- --------------------------------
Equity compensation plans
not approved by security                 250,000                           $0.50                               -
holders
----------------------------- ------------------------------ ---------------------------------- --------------------------------
Total                                   2,742,906                          $0.25                           1,027,094
----------------------------- ------------------------------ ---------------------------------- --------------------------------

2003 STOCK OPTION/STOCK ISSUANCE PLAN FOR FEMONE CALIFORNIA, INC.
-----------------------------------------------------------------

In January 2003, our wholly-owned subsidiary, FemOne California, Inc., adopted a 2003 Stock Option/Stock Issuance Plan (the "2003 PLAN") providing for the right to issue to certain officers, key employees and other persons incentive stock options and/or direct stock grants as additional compensation for services rendered on behalf of FemOne California. Under the 2003 Plan, stock options granted by the Board of Directors of FemOne California vest over a period of up to five years, and expire within ten years from the date they are granted. In January 2003, a total of 910,575 stock options were granted to eligible persons under the 2003 Plan, which options are exercisable at a price of five cents ($0.05) per share. Of that amount, approximately 29% were immediately exercisable on the date they were issued, and the remaining 71% vested equally over four years from such date. In September 2003, another 46,575 stock options were granted under the 2003 Plan, also with an exercise price of five cents ($0.05) per share. Of that amount, approximately 20% were immediately exercisable on the date they were issued, and the remaining 80% vested equally over four years from such date. Additionally, at various times throughout 2003, FemOne California granted to employees 1,892,676 options to purchase common stock at exercise prices ranging from five cents ($0.05) to sixty-five cents ($0.65) per share, and vesting over five years from the dates they were issued. At June 30, 2004, there were a total of 2,492,906 options outstanding pursuant to the 2003 Plan.

The 2003 Plan adopted by FemOne California contemplated the issuance of securities to its employees and others who render services to it, as well as the employees and other persons who render services to any parent or subsidiary corporation of FemOne California. Since the merger pursuant to which we became a public corporation, the 2003 Plan has not been adopted as a stock incentive plan by us (as the parent corporation of FemOne California).

In our Information Statement of DEF Schedule 14-C, we described the adoption of our FemOne, Inc. 2004 Stock Incentive Plan, formally transferring the obligations of FemOne California under its 2003 Plan to us. We filed our DEG
Schedule 14-C with the Securities and Exchange Commission on August 30, 2004, and the 2004 Plan will become effective as of September 20, 2004.

EXECUTIVE COMPENSATION

The following table shows compensation of our executive officers for our last completed fiscal year.

                           SUMMARY COMPENSATION TABLE
                               ANNUAL COMPENSATION
                         -------------------------------

                           SUMMARY COMPENSATION TABLE

                                                                             ---------------------------------------------
                                                                                          Long Term Compensation
                           ------------------------------------------------- ---------------------------------- ----------
                                            Annual Compensation                            Awards               Payouts
                           ------------------------------------------------- ---------------------------------- ----------
                                                                                                 Securities                   All
                                                                  Other        Restricted        underlying       LTIP       Other
                               Year      Salary      Bonus    Compensation    Stock Awards        Options/       Payouts    Compen-
                                           (1)                                     ($)            SARS (#)                  sation
                             -------- ------------ -------- ---------------- -------------- ------------------- ---------- ---------
Ray W. Grimm, Jr.              2003     $132,000       -            -               -                -               -          -
Chief Executive   Officer      2002      $77,000       -            -               -                -               -          -
and Acting Chief Financial
Officer

Alfred Hanser                  2003     $108,000       -            -               -                -               -          -
President and Secretary        2002      $54,000       -            -               -                -               -          -

   1) The annual salary column above represents salaries paid and accrued for the years ended December 31, 2002 and 2003, respectively, for each of Mr. Grimm and Mr. Hanser.

         a. Mr. Grimm's annual compensation is $132,000. During 2002, Mr. Grimm received payment of $27,500 in salaries, and deferred payments from prior years in the amount of $49,500. During 2003, Mr. Grimm received payment of $44,000 in salaries and deferred payments from prior years in the amount of $88,000. As of December 31, 2003, the Company has recorded $137,500 of additional Deferred Salaries Payable to Mr. Grimm.

         b. Mr. Hanser's annual compensation is $108,000. During 2002, Mr. Hanser received payment of $13,500 in salaries and deferred payments from prior years in the amount of $44,000. During 2003, Mr. Hanser received payment of $40,500 in salaries and deferred payments from prior years in the amount of $67,500. As of December 31, 2003, we have recorded $108,000 of Deferred Salaries Payable to Mr. Hanser.

FINANCIAL STATEMENTS

Our audited financial statements for the fiscal year ending December 31, 2003, together with the Auditor's Report dated April 12, 2004 for the fiscal year ending December 31, 2003 are included in this offering have been examined by Peterson & Co., and have been so included in reliance upon the opinion of such accountants given upon their authority as an expert in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH APPLICABLE ACCOUNTANTS AND FINANCIAL
DISCLOSURE

NONE

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
FemOne, Inc. (dba 2Sis and Channoine)
Carlsbad, California

We have audited the balance sheet of FemOne, Inc. (the Company) as of December 31, 2002, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FemOne, Inc. at December 31, 2002, and the results of its operations and its cash flows for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 11 to the financial statements, the Company has suffered recurring losses from operations, has limited capital resources and has a high debt leverage position. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

San Diego, California                              PKF
March 4, 2003                                      Certified Public Accountants
                                                   A Professional Corporation

                          Independent Auditors' Report

Board of Directors and Stockholders
FemOne, Inc.

We have audited the accompanying balance sheet of FemOne, Inc. as of December 31, 2003, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of FemOne, Inc. as of December 31, 2002 were audited by other auditors whose report, dated March 4, 2003 (except for Note 11 for which the date is March 21, 2003) on those statements included an explanatory paragraph that raised doubt about the Company's ability to continue as a going concern described in Note 10 to the financial statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 financial statements referred to above present fairly, in all material respects, the financial position of FemOne, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has suffered recurring losses from operations and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PETERSON & CO., LLP

April 12, 2004
San Diego, California

                                  FemOne, Inc.
                                 Balance Sheets
                        As of December 31, 2003 and 2002

                                                            2003         2002
                                                         ----------   ----------
ASSETS
   Current assets
     Cash                                                $   1,820    $     918
     Accounts receivable, net of allowance for
         doubtful accounts in the amount of $0              10,687           --
     Inventory                                             406,138      405,679
     Prepaid and other current assets                       10,578        9,638
                                                         ----------   ----------

         Total current assets                              429,223      416,235

   Property and equipment
     Computer and office equipment                          17,458       12,726
     Furniture and fixtures                                  7,412        5,500
     Leasehold improvements                                  4,171        2,594
     Software                                               41,250           --
                                                         ----------   ----------

                                                            70,291       20,820
         Less: Accumulated depreciation                    (13,949)      (3,420)
                                                         ----------   ----------

         Property and equipment, net                        56,342       17,400

   Other assets
     Sublicense agreement, net                             184,167      190,667
     Website development, net                               31,201       35,037
     Investment in affiliate                                    --       41,085
     Deposits                                                4,439        2,400
                                                         ----------   ----------

         Total other assets                                219,807      269,189
                                                         ----------   ----------

              Total assets                               $ 705,372    $ 702,824
                                                         ==========   ==========


                       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Accounts payable                                               $   167,451    $   215,726
  Accrued liabilities                                                 93,820         17,968
  Accrued commissions                                                 37,467         19,419
  Accrued payroll and payroll tax                                     14,237          6,928
  Customer deposits - related party                                       --          8,229
  Deferred compensation                                              279,584        134,099
  Notes payable                                                           --        185,864
  Notes payable - related parties                                     81,394         49,616
                                                                 ------------   ------------
      Total current liabilities                                      673,953        637,849
Long-term liabilities
  Notes payable - related party                                      360,025        496,526
                                                                 ------------   ------------

      Total liabilities                                            1,033,978      1,134,375

Stockholders' equity (deficit)
  Common stock, 100,000,000 common shares
      authorized, no par value, 8,612,800
      shares issued and outstanding                                       --        466,667
  Common Stock, 75,000,000 common shares
      authorized, $0.001 par value, 26,139,009
      shares issued and outstanding                                   26,140             --
  Additional paid in capital                                       1,828,312             --
  Common stock subscribed, 237,000 shares                            118,500             --
  Accumulated deficit                                             (2,301,558)      (898,218)
                                                                 ------------   ------------

      Total stockholders' equity (deficit)                          (328,606)      (431,551)
                                                                 ------------   ------------

          Total liabilities and stockholders' equity (deficit)   $   705,372    $   702,824
                                                                 ============   ============

          The accompanying notes are an integral part of these financial statements

                                             F-4


                                        FemOne, Inc.
                                  Statements of Operations
                       For the Years Ended December 31, 2003 and 2002

                                                                  2003             2002
                                                              -------------   -------------
REVENUES
      Product sales                                           $  1,016,208    $    300,341
      Cost of sales                                                335,882          88,636
                                                              -------------   -------------
GROSS PROFIT                                                       680,326         211,705

EXPENSES
      Order fulfillment costs                                      551,548         174,545
      Sales and marketing                                          706,351         442,503
      General and administrative                                   742,691         453,992
                                                              -------------   -------------

         Total operating expenses                                2,000,590       1,071,040
                                                              -------------   -------------

NET LOSS FROM OPERATIONS                                        (1,320,264)       (859,335)
                                                              -------------   -------------

OTHER INCOME (EXPENSES)
      Other income                                                      --          13,559
      Gain on exchange of assets for equity
         investment in affiliate                                        --          72,050
      Equity in net loss of affiliate                              (41,086)        (57,332)
      Interest and finance charges                                 (34,997)        (22,363)
      Other expenses                                                (6,993)             --
                                                              -------------   -------------

         Total other income (expenses)                             (83,076)          5,914
                                                              -------------   -------------

LOSS BEFORE PROVISION FOR INCOME TAXES                          (1,403,340)       (853,421)

PROVISION FOR INCOME TAXES                                              --              --
                                                              -------------   -------------

NET LOSS                                                      $ (1,403,340)   $   (853,421)
                                                              =============   =============

NET LOSS PER COMMON SHARE - Basic and Diluted                 $      (0.08)   $      (0.18)
                                                              =============   =============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING- Basic
and Diluted                                                     17,375,905       4,639,663
                                                              =============   =============

         The accompanying notes are an integral part of these financial statements

                                            F-5


                                                     FemOne, Inc.
                                     Statements of Stockholders' Equity (Deficit)
                                                                                               Retained
                                                                           Additional          Earnings
                                            Number          Common           Paid in          Accumulated
                                           Of Shares         Stock           Capital           (Deficit)              Total
                                           ---------         -----           -------           ---------              -----
  Balance, December 31, 2001                   -               -
                                                                            $   48,000        $   (44,797)           $   3,203

Issuance of common stock in
  connection with sublicense                3,998,800        216,667                                                   216,667
  agreement
Issuance of common stock                    4,614,000        250,000           (48,000)                                202,000
Net loss                                                                                         (922,857)            (922,857)
Balance as originally reported,
  December 31, 2002                         8,612,800        466,667                 -           (967,654)            (500,987)
Prior period adjustment to correct
  equity investment in affiliate                                                                   69,436              69,436
Balance as restated, December 31, 2002      8,612,800        466,667                 -           (898,218)            (431,551)
Issuance of common stock in exchange
   for loan forgiveness                       719,784         39,000                                                    39,000
Issuance of common stock from
   private financing, net of
   issuance costs of $82,800                2,733,966      1,209,057                                                 1,209,057
Issuance of common stock from
   conversion of convertible notes
   and accrued interest                       300,000        156,361                                                   156,361
Shares acquired in merger transaction      34,699,774         34,700           (92,772)                                (58,072)
Shares retired in merger transaction      (9,586,165)         (9,586)            9,586                                       -
Shares retired in merger transaction      (12,366,550)    (1,871,084)        1,871,084                                       -
Shares issued in merger transaction         1,000,000          1,000            (1,000)                                      -
Compensation expense for shares
   subscribed                                                                  118,500                                 118,500
Issuance of shares for compensation            17,400             17            17,731                                  17,748
Issuance of shares for compensation             8,000              8             6,392                                   6,400
Compensation expense for issuance of
   stock options                                                                17,291                                  17,291
Net loss                                                                                       (1,403,340)          (1,403,340)

Balance, December 31, 2003                 26,139,009      $  26,140      $  1,946,812      $  (2,301,558)         $  (328,606)

                      The accompanying notes are an integral part of these financial statements

                                                         F-6


                                          FemOne, Inc.
                              Consolidated Statements of Cash Flows
                         For the Years ended December 31, 2003 and 2002

                                                                        2003             2002
                                                                     ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss                                                             $(1,403,340)   $  (853,421)
Adjustment to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization expense                                30,587         14,761
     Equity in net loss of affiliate                                      41,085         57,332
     Interest                                                              6,361             --
     Options issued as compensation                                       17,291             --
     Stock-based compensation                                            142,648             --
     Gain on exchange of assets for equity investment in affiliate            --        (72,050)
Increase (decrease) in cash resulting from changes in:
   Accounts receivable                                                   (10,687)
   Inventory                                                             (34,427)      (387,663)
   Prepaid expenses                                                         (940)        (3,019)
   Deposits                                                               (2,039)        (2,400)
   Accounts payable                                                      (28,392)       183,812
   Accrued payroll and payroll related expenses                           25,357          5,470
   Customer deposits - related party                                          --         11,348
   Allowance for sales returns                                                --          4,300
   Deferred compensation and accrued expenses                            221,339        165,525
                                                                     ------------   ------------
      Net cash used in operating activities                             (995,157)      (876,005)
                                                                     ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of property and equipment                                   (49,471)       (20,819)
   Website development                                                    (9,722)       (46,746)
                                                                     ------------   ------------
      Net cash used in investing activities                              (59,193)       (67,565)
                                                                     ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Cash overdraft                                                        (28,498)        28,498
   Net proceeds from issuance of common stock                          1,209,057        202,000
   Proceeds from notes payable, related parties                          526,558        528,126
   Repayment of notes payable                                           (651,865)       (14,136)
   Proceeds from notes payable                                           200,000
                                                                     ------------   ------------
      Net cash provided by financing activities                        1,055,252        944,488
                                                                     ------------   ------------
      Net increase in cash                                                   902            918

Cash and cash equivalents at beginning of year                               918             --
                                                                     ------------   ------------
Cash and cash equivalents at end of year                             $     1,820    $       918
                                                                     ============   ============

SUPPLEMENTAL DISCLOSURES
   Interest Paid                                                     $        --    $     7,364
   Income Taxes Paid                                                 $        --    $        --

NON-CASH INVESTING AND FINANCING ACTIVITIES
                                                                     ------------   ------------
   Shares issued in exchange for related party loan                  $    39,000
   Shares issued for convertible note                                $   150,000
   Inventory exchanged for related party loan                        $    33,967    $    18,016
   Obtained sublicense agreement through the issuance of common                     $   216,667
   stock
   Exchange of assets for equity investment in affiliate                            $   144,000

            The accompanying notes are an integral part of these financial statements

                                               F-7

                                  FemOne, Inc.
                        Notes to the Financial Statements

NOTE 1.  ORGANIZATION AND BUSINESS COMBINATION

FemOne, Inc., (the California Corporation) was initially incorporated in the State of California on March 15, 2003 as 2Chansis, Inc. In July 2001, 2SIS LLC (also known as 2SIS, Inc.) was formed to become a direct selling company selling cosmetics to college aged girls. On May 1, 2002, 2Chansis, Inc. and 2SIS LLC merged together pursuant to a general conveyance and assignment agreement. On November 8, 2002, 2Chansis, Inc. changed its name to FemOne.

In August 2003, Mr. Ray W. Grimm, Jr. and Mr. Alfred Hanser entered into a Stock Purchase Agreement through which they acquired the majority of the outstanding shares of common stock of New Paltz Capital Corp., which was incorporated on March 14, 2000 under the laws of the State of Nevada On October 3, 2003, New Paltz Capital Corp. formally changed its name to FemOne, Inc. (the Company) and adopted the business plan of the California Corporation abandoning its previous business plan as a mineral exploration company. On October 22, 2003, FemOne, the California Corporation, exchanged all of its 12,366,550 outstanding shares of common stock for 1,000,000 shares of New Paltz Capital Corp., now named FemOne, Inc. This exchange of shares has been accounted for as a reverse merger, under the purchase method of accounting. The combination has been recorded as a recapitalization of the stockholders equity. FemOne, Inc. is a producer and distributor of various lines of cosmetics, skin care and nutritional products in the United States and Canada.

During 2003, FemOne, Inc. had three product lines, nutritional products (FemOne), skincare and cosmetics (Channoine), and cosmetics (2SIS). In January 2004, under the FemOne division, the Company introduced its Lean Choices Weight Management System. In February 2004, the Company introduced its BioPro Technology division, carrying a line of products that are designed to harmonize and neutralize electromagnetic frequencies. The first product introduced is a product to harmonize/neutralize electromagnetic radiation emitted by cell phones.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation The Company uses the equity method of accounting for investments in affiliates, which are owned 50% or less.

Cash and Cash Equivalents Cash and cash equivalents include short-term, highly liquid investments that are convertible to known amounts of cash and are of an original maturity of three months or less.

Revenue Recognition Revenue is recognized when products are shipped, the sale is fixed and determinable, and collection is reasonably assured.

Shipping and Handling Costs Shipping and handling costs for purchased goods are included in cost of sales, however, shipping and handling costs associated with customer orders are not included in cost of goods sold but have been shown separately in the income statement as order fulfillment costs.

                                  FemOne, Inc.
                        Notes to the Financial Statements

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising
Advertising costs are charged to expense as incurred.

Inventory Inventories consist of finished goods and are valued at the lower of cost or market, on the first-in, first-out method.

Property and Equipment Property and equipment are recorded at cost, less depreciation and amortization. Depreciation is primarily accounted for on the straight-line method based on estimated useful lives, ranging between three and seven years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the lease term. Maintenance and repairs are charged to expense as incurred, additions and betterments which extend the life of the asset are capitalized. Depreciation expense was $10,529 and $3,420 for the years ended December 31, 2003 and 2002, respectively.

Intangible Assets Other assets include intangibles such as website development and a sublicense agreement. In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 establishes guidelines for accounting for goodwill and other intangible assets. Goodwill and certain intangibles with indefinite useful lives are no longer amortized but instead are assessed for impairment at least annually. Other intangible assets are recorded at historical cost less amortization on the straight line method based on estimated useful lives. Periods of amortization are evaluated continually to determine whether later events and circumstances warrant revised estimated useful lives.

Impairment of Long-lived Assets Long-lived assets and intangible assets subject to amortization are reviewed for impairment in accordance with SFAS No. 121, Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. In accordance with SFAS No. 121, an impairment loss is recognized whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered, based upon an estimate of future cash flows. An impairment loss is then recognized whenever the carrying amount of the asset exceeds its fair value. After an impairment loss is recognized, the adjusted carrying amount of the asset becomes its new basis.

Income Taxes The Company uses the asset and liability method as identified in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes".

Stock Based Compensation The Company measures compensation expense related to the grant of stock options and stock-based awards to employees in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, under which compensation expense, if any, is determined using the intrinsic value method which is generally based on the difference between the exercise price of an option, or the amount paid for the award and the market price or fair value of the underlying common stock at the date of the award. Stock-based compensation arrangements involving non-

                                  FemOne, Inc.
                        Notes to the Financial Statements

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Based Compensation (Continued)

employees are accounted for under SFAS No. 123 "Accounting for Stock-Based Compensation," under which such arrangements are accounted for based on the fair value of the option or award.

The Company adopted the disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," an amendment of SFAS No. 123 as of January 1, 2003, which require certain disclosures about stock-based employee compensation plans.

Those disclosures include a tabular format of proforma net income and, if applicable, earnings per share under the fair value method if the intrinsic value method is used in any period presented. Pro forma information in a tabular format is also required in the notes to interim financial information if the intrinsic value method is used in any period presented. The adoption of SFAS No. 148 did not have a material impact to these financial statements and the disclosures required are included below.

Fair Values of Financial Instruments Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximates their fair value.

Accounts receivable and accounts payable: The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximates the fair value of those assets and liabilities.

Short-term and long-term obligations: The carrying amounts of notes payable approximates the fair value of those obligations.

Accrued interest receivable and accrued expenses: The carrying amounts of accrued interest and accrued expenses approximate their fair value.

                                  FemOne, Inc.
                        Notes to the Financial Statements

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basic and Diluted Earnings (Loss) Per Common Share In accordance with SFAS No. 128, "Earnings Per Share", basic earnings (loss) per share is computed based upon the weighted average number of common shares outstanding during the period. The Company has presented only basic earnings (loss) per share as it had no dilutive potential common shares outstanding.

Related party transactions A related party is generally defined as (i) any person that holds 10% or more of the Company's securities and their immediate families, (ii) the Company's management, (iii) someone directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction where there is a transfer of resources or obligations between related parties.

Use of Estimates The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period presented. Actual results could differ from those estimates.

Reclassifications Certain amounts in the 2002 financial statements have been reclassified to conform to the 2003 presentation.

Recent Accounting Pronouncements In June 2002 the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146), which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) No. 94-3, Liability Recognition for Certain Employee termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) (EITF 94-3). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at the fair value only when the liability is incurred. Under EITF 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. SFAS 146 is effective for exit and disposal activities that are initiated after December 31, 2002, with no effect on charges recorded for exit activities begun prior to 2003. The adoption of this statement did not have a material effect on the Company's financial position or results of operations.

In January 2003 the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (the Interpretation). The Interpretation requires the consolidation of variable interest entities in which an enterprise is the primary beneficiary. The primary beneficiary absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual or other financial interest in the entity. Currently, entities are generally consolidated by an enterprise that has a controlling financial interest through ownership of a majority voting interest in the entity. In December 2003, the FASB issued a revised Interpretation that, among other things, deferred the implementation date of the Interpretation until periods ending after March 15, 2004 for variable interest entities, other than those entities commonly referred to as special purpose entities. The Company does not currently maintain any relationships with variable interest entities and, therefore, does not expect the adoption of FIN 46 to have a material effect on the Company's financial position or results of operations.

                                  FemOne, Inc.
                        Notes to the Financial Statements

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In May 2003 the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. For existing financial instruments created before the effective date, any impact upon the adoption of SFAS 150 shall be reported as a cumulative effect of a change in an accounting principle. The initial adoption of SFAS 150 did not have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 3.  AGREEMENT AND PLAN OF REORGANIZATION

On September 19, 2003, the Company entered into a letter of intent to acquire all of the issued and outstanding capital stock of FemOne, Inc., the California Corporation. At the same time, the Company abandoned its business plan as a mineral exploration company and adopted the business plan of FemOne, Inc. On October 3, 2003 the Company formally changed its name to FemOne, Inc.

On October 22, 2003, the Company consummated an acquisition contract to acquire all of the existing and outstanding shares of common stock of FemOne, Inc., the California Corporation in exchange for 1,000,000 shares of common stock of the Company in a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and related sections; and that qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the "Act") and under the applicable securities laws of each state or jurisdiction where the shareholders reside. This exchange of shares has been accounted for as a reverse merger, under the purchase method of accounting. The combination has been recorded as a recapitalization of the stockholders' equity.

The following unaudited pro forma data summarizes the results of operations for the years ended December 31, 2003 and 2002 as if the acquisition had been completed on January 1, 2002, the beginning of the 2002 year. These proforma amounts do not purport to be indicative of the results that would have been obtained if the acquisition had occurred on January 1, 2002 or that may be obtained in the future.

        Year Ended December 31,                        2003             2002
                                                   -------------   -------------

        Revenues                                   $  1,016,208    $    300,341
        Net loss                                   $ (1,421,640)   $   (964,965)
        Net loss per share                         $      (0.08)   $      (0.21)

                                  FemOne, Inc.
                        Notes to the Financial Statements

NOTE 4.  INTANGIBLE ASSETS

Website development are recorded in accordance with Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Among other provisions, SOP 98-1 requires that entities capitalize certain internal-use software costs once certain criteria are met. Under SOP 98-1, overhead, general and administrative and training costs are not capitalized.

Sublicense agreement for exclusive right to distribute Channoine Cosmetics products through direct sales and marketing in the United States, Canada and Mexico was recorded at historical cost in the amount of $216,667. The sublicense is for five years with five consecutive options to extend the term for additional five year periods at no additional consideration. In May 2002, the Company transferred its distribution rights for the Canadian market to FemOne, Canada in exchange for 3,875 shares of common stock. The transfer was estimated to be 10% of the sublicense agreement for $21,667.

At December 31, 2003 and 2002 the gross carrying amount and accumulated amortization for acquired intangible assets is as follows:

                                                      Gross
                                                     Carrying      Accumulated
        December 31, 2003                             Amount       Amortization
                                                   -------------   -------------

        Website development                        $     51,767    $     20,566
        Sublicense agreement                            195,000          10,833
                                                   -------------   -------------
                                                   $    246,767    $     31,399
                                                   =============   =============

                                                      Gross
                                                     Carrying      Accumulated
        December 31, 2002                             Amount       Amortization
                                                   -------------   -------------

        Website development                        $     42,045    $      7,008
        Sublicense agreement                            195,000           4,333
                                                   -------------   -------------
                                                   $    237,045    $     11,341
                                                   =============   =============

Amortization expense was $20,058 and $11,341 for the years ended December 31, 2003 and 2002, respectively. The aggregate amortization expense over the next five succeeding years is estimated as follows:

                          Year Ending
                         December 31,
                     ---------------------
                             2004                           $  20,058
                             2005                              20,058
                             2006                              20,058
                             2007                              20,058
                             2008                              20,058

                                  FemOne, Inc.
                        Notes to the Financial Statements

NOTE 5.  INVESTMENT IN AFFILIATE

At December 31, 2003 the Company has a 30% equity investment in FemOne, Canada. In May, 2002, the Company assigned the Canada distribution rights to Channoine, 2SIS and the FemOne brand to FemOne, Canada in exchange for 3,875 shares of common stock, originally a 38.75% equity investment. FemOne Canada also received the right to use the Company's USA developed website for its Canadian customers. The carrying value of the rights assigned to Canada were $26,367, while the stock received was valued at $144,000, which was based on Canadian stockholders contributing approximately $227,500 ($350,000 Canadian dollars) for the remaining 61.25% of equity. A gain on exchange of assets for this equity investment was recognized in the amount of $72,050 and the investment in affiliate was recorded at $98,417. In July 2003 the Company transferred 875 shares of FemOne, Canada common stock to Mr. Page, having a nominal value, reducing the equity interest to 30%.

The equity investment in FemOne, Canada for the years ended December 31, 2003 and 2002 is summarized as follows:

                                                       2003             2002
                                                   -------------   -------------

        Assets                                     $    210,000    $    279,000
        Liabilities                                    (138,000)        (58,200)
                                                   -------------   -------------
        Equity                                     $    (72,000)   $   (220,800)
                                                   =============   =============

                                                       2003            2002
                                                   -------------   -------------

        Revenues                                   $    239,000    $     28,500
                                                   -------------   -------------
        Net loss                                   $   (206,000)   $   (148,000)
                                                   =============   =============

NOTE 6.  CONVERTIBLE NOTES PAYABLE

In April 2003, the Company entered into Convertible Note Agreements (Notes) with certain investors and received proceeds of $150,000 from the issuance of these Notes. The Notes were convertible into shares of the Company's common stock at a price of $0.50 per share, were due and payable one year from the date of issuance and accrued interest of 8% per annum. In September 2003, all of holders of these Notes elected to convert their Notes into common stock. In 2003, the Company recorded non-cash interest expense of $6,361 related to these Notes. The Company has no further obligation under these Notes.

NOTE 7. COMMON STOCK The shares of common stock of the Company are all of the same class, are voting and entitle stockholders to receive dividends. Upon liquidation or wind-up, stockholders are entitled to participate equally with respect to any distribution of net assets or any dividends which may be declared.

                                  FemOne, Inc.
                        Notes to the Financial Statements

NOTE 7. COMMON STOCK (Continued) During 2002, the Company issued 4,614,000 shares of common stock to Mr. Grimm in exchange for cash in the amount of $250,000. In May 2002, the Company issued 3,998,800 shares of Common Stock to Mr. Hanser in exchange for a Sublicense Agreement with Channoine Cosmetics valued at cost in the amount of $216,667. In January 2003, 719,784 shares were issued to Mr. Grimm in exchange for forgiveness of a loan in the amount of $39,000. In July 2003, the Company issued 2,733,966 shares of Common Stock to private investors raising $1,209,057, net of issuance costs of $82,800. In September 2003, a convertible note receivable in the amount of $150,000 was converted into 300,000 shares of common stock. In October 2003, the Company entered into a business combination and recapitalized 25,113,609 shares of common stock into equity thru a reverse merger and issued 1,000,000 shares of its common stock in exchange for cancellation of 12,366,550 shares of common stock. In November 2003, the Company issued 17,400 shares of Common Stock to a consultant. The Company recorded compensation expense of $17,748 related to the services performed. In December 2003, the Company issued 8,000 shares of Common Stock to certain of its independent sales representatives as a bonus for meeting certain performance related sales target. The Company recorded compensation expense related to these shares in the amount of $6,400 and reserved 237,000 shares of common stock as compensation valued at $118,500 for Steven Page, President of FemOne, Canada for his role related to business development and marketing.

NOTE 8. STOCK BASED COMPENSATION

In January, 2003, the Board of Directors of FemOne, Inc. the California Corporation, adopted the 2003 Stock Option/Issuance Plan (2003 Plan), which was approved by the Company's shareholders on January 7, 2003. Under the 2003 Plan up to 3,800,000 incentive and non-qualified stock options may be granted to officers, key employees and other persons providing services to the Company. The 2003 Plan provides for the issuance of options that vest over a period of up to five years, and expire ten years from the date of grant.

In January 2003, the Company issued 910,795 stock options to purchase common stock in exchange for services rendered. Approximately 29% of the options were exercisable on the date of the grant and the remaining 71% vest over 4 years provided the consultant continues to provide services to the Company. The Company has accounted for these issuances in accordance with SFAS No. 123 and has recorded expenses of $11,508 representing the fair value of the options using a Black-Scholes option-pricing model. The options are exercisable at a price of $0.05 per share and have a term of 10 years.

In September 2003, the Company issued 46,545 stock options to purchase common stock in exchange for services rendered. Approximately 20% of the options were exercisable on the date of the grant and the remaining 80% vest over 4 years provided the consultant continues to provide services to the Company. The Company has accounted for these issuances in accordance with SFAS No. 123 and has recorded expenses of $5,783 representing the fair value of the options using a Black-Scholes option-pricing model. The options are exercisable at a price of $0.05 per share and have a term of 10 years.

                                  FemOne, Inc.
                        Notes to the Financial Statements

NOTE 8.  STOCK RELATED COMPENSATION (Continued)

During 2003, the Company issued options to employees to purchase 1,892,676 shares of its common stock, at exercise prices ranging from $0.05 - $0.65. All options granted during the period have a term of 10 years, vest over 5 years and were issued at an exercise price equal to the market value of the underlying stock at the date of grant. As of December 31, 2003, 1,892,676 options to purchase shares of the Company's common stock were outstanding pursuant to the 2003 Plan.

SFAS No. 123 requires that the Company provide pro forma information regarding net income (loss) and net income (loss) per share as if compensation cost for the Company's stock option issuances had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following assumptions used for grants in fiscal 2003: divided yield of zero percent, risk-free interest rate of 3.29%, expected life of five years, and expected volatility of 337%.

Under the accounting provisions of SFAS No. 123, as amended by SFAS No. 148, the Company's Proforma net loss and loss per share for the year ended December 31, 2003 would have been as follows:

                                                                    2003
                                                            --------------------
         Net Loss
             As reported                                          $  (1,403,340)
             SFAS No. 123 effect                                       (118,841)
                                                           ---------------------

         Pro forma net loss                                       $  (1,522,181)
                                                           =====================

         Loss per share
             As reported                                            $     (0.08)
             Pro forma                                              $     (0.09)
         Basic and diluted weighted average shares
         outstanding                                                  17,375,905

The following table summarizes information and stock options outstanding at December 31, 2003:

                                       Options Outstanding                         Options Exercisable
                        --------------------------------------------------    -------------------------------
                                                                                                  Weighted
                                              Weighted                                             Average
                                               Average          Weighted                          Exercise
       Range of              Number           Remaining         Average           Number          Price Per
    Exercise Prices        Outstanding      Life in Years       Exercise        Exercisable         Share
                                                                 Price
   ------------------     --------------    --------------    -------------    --------------    ------------
         $0.05                1,910,495         9.05             $0.05            663,499           $0.05
   $0.50-$0.65                  939,521         9.75             $0.58            320,067           $0.50


                                  FemOne, Inc.
                        Notes to the Financial Statements

NOTE 9.  RELATED PARTY TRANSACTIONS

Stockholder Loans The Company has Promissory Note agreements with Mr. Ray W. Grimm, Jr. and Mr. Alfred Hanser. Such notes accrue interest at a rate of 8% per annum. As of the December 31, 2003, the Company's obligation to Mr. Grimm and Mr. Hanser for the principal and accrued interest on these stockholder loans was $383,338 and $6,693, respectively. Interest expense incurred on these notes was $24,162 and $14,261 for 2003 and 2002, respectively.

In connection with the purchase of New Paltz Capital Corporation, Mr. Grimm and Mr. Hanser assumed stockholders loans of $47,000 of which $30,000 bear interest at 6% and the remaining $17,000 are non-interest bearing. At December 31, 2003, $49,458 was outstanding as stockholder loans payable to Mr. Grimm and Mr. Hanser which includes principal and accrued interest.

Deferred Compensation The officers of the Company have elected to defer payment of their salaries until such time that the Company has sufficient cash flows from operations or raises sufficient equity resources to begin to repay the deferred salaries. Deferred Salaries payable to Mr. Grimm and Mr. Hanser on December 31, 2003 were $137,500 and $108,000, respectively. Also included in deferred salaries is $10,500 payable to other employees of the Company.

FemOne/BioPro Canada In July 2002, the Company assigned the Canada distribution rights to all of the Company's US Products in exchange for 38.75% ownership in FemOne/BioPro Canada. In July 2003, the agreement was amended to decrease the portion of ownership by the Company to 30%. The agreement provides that the Company supply Canada with inventory and marketing aids at a price equal to cost. For the years ended 2003 and 2002, the Company recorded Sales to Canada for their inventory purchases of $55,911 and $18,284, respectively.

The July 2003 agreement provides for issuance of shares of Common Stock of the Company to Mr. Steven Page, president of FemOne/BioPro Canada. These shares of common stock are to be issued to Mr. Page as compensation for his services in sales, marketing and business development. In 2003, the Company has reserved for issuance 237,000 shares of its common stock for Mr. Page and has recorded an expense related to these shares of $118,500. In January 2004, the Company reserved an additional 211,513 shares of stock for Mr. Page and has recorded expenses of $137,485 for compensation related to these shares. The shares reserved for Mr. Page are restricted under Rule 144.

Family Relationship In 2003, certain of the members of Mr. Grimm's family participated as independent sales representatives. During 2003, they were paid commissions of $10,031 related to their participation in the direct selling organization.

                                  FemOne, Inc.
                        Notes to the Financial Statements

NOTE 9.  RELATED PARTY TRANSACTIONS (Continued)

Bluewave Innovations Certain of the Company's officers were also founders and officers of Bluewave Innovations, a direct selling company that targeted sales to young adults through a team of college age independent sales representatives. Between November 2003 and March 2004, Bluewave marketed certain of the Company's products under the product lines of Channoine and 2SIS. In March 2004, operations of Bluewave Innovations were abandoned. In 2003, the Company recorded sales of $29,364 of inventory to Bluewave.

NOTE 10. COMMITMENT AND CONTINGENCIES

Employment Agreements and Deferred Compensation - Officers In June 2002 the Company entered into employment agreements with Ray W. Grimm, Jr. (CEO) and Alfred Hanser, President. The agreements provide for the continuing services of Mr. Grimm and Mr. Hanser for five years at a salary scale that is tied directly to total revenues. Mr. Grimm and Mr. Hanser have deferred $137,000 and $108,000, respectively between June 2002 and December 31, 2003. Repayment of these deferred salaries will be paid out of future positive cash flows or proceeds from future equity financings.

Operating Leases The Company subleases its office facility under a non-cancelable operating lease, which expired on December 31, 2002, the Company exercised the option to extend the lease to December 31, 2004. The Company is required to pay certain operating expenses in addition to base monthly rent associated with the office facility. The Company subleases its warehouse facility under a non-cancelable operating lease, which originally expired on April 30, 2003. On May 1, 2003, the Company elected the option to extend the lease for a two-year term. The sublease for both facilities is with a company stockholder. Rent expense was $114,407 and $101,599 for 2003 and 2002, respectively.

The Company is subleasing a vehicle under a forty-eight month, non-cancelable operating lease expiring in the year 2005. The sublease is with a Company stockholder. During 2003 and 2002, rental expense under the operating lease was $5,355 and $6,531, respectively.

The net minimum lease payments for the facilities and vehicle leases at December 31, 2003 are as follows:

           Year Ending December 31,
           2004                                          $  122,434
           2005                                              14,798
                                                         -----------

           Total minimum lease payments                  $  137,232
                                                         ===========

Commitments The Company pledges 1/2% of commissionable sales from its products to Child Help USA, a charitable organization. Pledges to Child Help USA were approximately $3,500 and $1,500 for 2003 and 2002, respectively.

                                  FemOne, Inc.
                        Notes to the Financial Statements

NOTE 11. LIQUIDITY AND GOING CONCERN

The financial statements for the year ended December 31, 2003 and 2002, included a statement from the Company's auditors that the Company may not have the ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital or it could be forced to cease operations. In order to continue as a going concern, develop and grow its customer base/revenues and achieve a profitable level of operations, the company will need, among other things, additional capital resources. Management's plans to obtain such resources for the Company include
(1) raising additional capital through sales of common stock, the proceeds of which would be used to improve the marketing effort of all the Company's product lines; and (2) preserve cash by attracting and retaining employees by supplementing pay with stock options. In addition, majority stockholders have committed to fund the expected shortfalls if necessary to attain the Company's goals. This has been demonstrated in the past as evidenced by stockholder notes. The financial statements included herein do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 12. INCOME TAXES

At December 31, 2003, The Company had federal and state tax net operating loss carryforwards of approximately $1,720,000. The federal and state tax loss carry forwards will begin expiring in 2022 and 2013, respectively, unless previously utilized. Use of the Company's net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within any three year period.

Significant components of the Company's deferred tax assets are shown below. A valuation allowance has been recognized to offset the deferred tax assets as realization of such assets is uncertain. During the year ended December 31, 2003 the valuation allowance was increased to $964,574.

Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes.

The tax effect of temporary differences consisted of the following as of December 31,

                                                            December 31,
                                                  ------------------------------
                                                       2003            2002
                                                  --------------  --------------
   Deferred tax assets:
        Net operating loss carryforwards          $     699,684   $     233,000
        Deferred compensation                           122,570          51,000
        Depreciation timing differences                 (23,712)         (8,000)
        Start up costs timing differences                75,422         117,000
                                                         90,610              --
                                                  --------------  --------------
   Net deferred tax assets                              964,574         393,000

   Valuation allowance for deferred tax assets         (964,574)       (393,000)
                                                  --------------  --------------

   Total deferred tax assets                      $          --   $          --
                                                  ==============  ==============

                                  FemOne, Inc.
                        Notes to the Financial Statements

NOTE 13. SEGMENT INFORMATION

During 2003 and 2002 the Company operated in one reportable segment being cosmetics, skincare and nutritional product sales. In the first quarter of 2004, the Company introduced its BioPro Technology division and will be operating in two reportable segments being cosmetics, skincare and nutritional product sales and cell chip technology product sales.

NOTE 14. RESTATEMENT

The December 31, 2002 financial statements have been restated to correct an error in recording the transfer of assets in exchange for an equity investment in an affiliate summarized as follows:

                                                       2002            2002
                                                   As Originally        As
                                                      Reported       Restated
                                                   -------------   -------------

        Assets                                     $    748,407    $    702,824
        Liabilities                                   1,249,394       1,134,375
        Accumulated deficit                            (500,987)       (431,551)

                                                       2002            2002
                                                   As Originally        As
                                                     Reported        Restated
                                                   -------------   -------------

        Revenues                                   $    300,341    $    300,341
        Net loss                                       (922,857)       (853,421)
        Net loss per share                                (0.20)          (0.18)

NOTE 15. SUBSEQUENT EVENTS

In January 2004, the Company entered into a Financial Advisory Agreement for one year of services to assist the Company in raising necessary equity financings. Under the terms of this agreement, the Company will pay a monthly fee of $5,000 to the consultant. The fees are to be deferred until such time that the Company closes equity financing transactions equal or at least $300,000. The consultant will receive bonus fees of between 2.5% and 5% on the close of a financing transaction. In addition, as an incentive the Company has issued 250,000 Stock Purchase Warrants exercisable into a like number of shares of Common Stock with an exercise price of $0.50 per share. This warrant expires five years from the date of issuance.

In January 2004, the Company issued 115,000 shares of its common stock related to agreements for investor relations services. These services were provided to the Company between January 2004 and March 2004. In the first quarter of 2004, the Company will record compensation expense of $97,750.

                                  FemOne, Inc.
                        Notes to the Financial Statements

NOTE 15. SUBSEQUENT EVENTS (Continued) In January 2004, the Company reserved an additional 211,513 shares of common stock valued at $139,598 for Steven Page, President of FemOne, Canada. In April 2004, the Company entered into a Term Sheet to raise up to $500,000 in a Private Placement of Securities: Current Shareholder Rule 144 Direct Investment. The investors have a minimum investment of $5,000 in the Company's unregistered common stock at $0.75 per share.

In April 2004, the Company entered into a Retainer Agreement with legal counsel for one year of services. The agreement calls for payment of services in the form of 125,000 shares of free-trading common stock of the Company. The Company will be filing a Registration Statement on Form S-8 to register these shares.


                                                 FEMONE, INC.
                                                BALANCE SHEETS
                                      JUNE 30, 2004 AND DECEMBER 31, 2003
======================================================================================================

                                                                            2004              2003
                                                                         (Unaudited)        (Audited)
                                                                        ------------      ------------
ASSETS
   Current assets
     Cash                                                               $       238       $     1,820
     Accounts receivable, net of allowance for doubtful
         accounts in the amount of $0                                            --            10,687
     Inventory                                                              490,650           406,138
     Prepaid and other current assets                                        88,788            10,578
                                                                        ------------      ------------
         Total current assets                                               579,676           429,223

   Property and equipment, net                                               49,999            56,342

   Other assets
     Intangible assets                                                      209,782           215,368
     Deposits                                                                 4,439             4,439
                                                                        ------------      ------------

              Total assets                                              $   843,896       $   705,372
                                                                        ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
   Current liabilities
     Accounts payable and accrued liabilities                           $   444,693       $   261,271
     Accrued payroll, commissions and payroll related payables              123,555            51,704
     Customer deposits - related party                                        9,156                --
     Deferred compensation                                                  404,764           279,584
     Notes payable - related parties                                         81,816            81,394
                                                                        ------------      ------------
         Total current liabilities                                        1,063,984           673,953
   Long-term debt
     Notes payable - related party                                          696,379           360,025
                                                                        ------------      ------------
         Total liabilities                                                1,760,363         1,033,978

   Stockholders' equity (deficit)
     Common Stock, 75,000,000 common shares
         authorized, $0.001 par value, 26,509,009 and
         26,139,009 shares issued and outstanding                            26,510            26,140
     Additional paid in capital                                           2,199,664         1,828,312
     Common stock subscribed, 448,513 and 237,000 shares                    258,099           118,500
     Accumulated deficit                                                 (3,400,740)       (2,301,558)
                                                                        ------------      ------------
         Total stockholders' equity (deficit)                              (916,467)         (328,606)
                                                                        ------------      ------------
             Total liabilities and stockholders' equity  (deficit)      $   843,896       $   705,372
                                                                        ============      ============

                                            See accompanying notes.


                                                      FEMONE, INC.
                                                STATEMENTS OF OPERATIONS
                                FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004 AND 2003
                                                       (UNAUDITED)
=========================================================================================================================

                                                         Three Months Ended                    Six Months Ended
                                                               June 30,                             June 30,

                                                        2004              2003               2004               2003
                                                   -------------      -------------      -------------      -------------
REVENUES
      Product sales                                $    262,540       $    307,214       $    482,032       $    529,494
      Cost of sales                                      75,923             81,333            132,227            157,024
                                                   -------------      -------------      -------------      -------------
GROSS PROFIT                                            186,617            225,881            349,805            372,470

EXPENSES
      Order fulfillment costs                           187,172            140,048            313,815            266,342
      Sales and marketing                               121,303            191,231            375,270            316,399
      General and administrative                        371,585            171,665            730,311            337,565
                                                   -------------      -------------      -------------      -------------
         Total operating expenses                       680,060            502,944          1,419,396            920,306
                                                   -------------      -------------      -------------      -------------
NET LOSS FROM OPERATIONS                               (493,443)          (277,063)        (1,069,591)          (547,836)
                                                   -------------      -------------      -------------      -------------

OTHER INCOME (EXPENSES)
      Equity in net loss of affiliate                        --            (20,542)                --            (41,085)
      Interest and finance charges                      (17,862)           (10,872)           (29,591)           (20,167)
                                                   -------------      -------------      -------------      -------------
         Total other income (expenses)                  (17,862)           (31,414)           (29,591)           (61,252)
                                                   -------------      -------------      -------------      -------------

LOSS BEFORE PROVISION FOR INCOME TAXES                 (511,305)          (308,477)        (1,099,182)          (609,088)

PROVISION FOR INCOME TAXES                                   --                 --                 --                 --
                                                   -------------      -------------      -------------      -------------

NET LOSS                                           $   (511,305)      $   (308,477)      $ (1,099,182)      $   (609,088)
                                                   =============      =============      =============      =============

NET LOSS PER COMMON SHARE - Basic and Diluted      $      (0.02)      $      (0.03)      $      (0.04)      $      (0.06)
                                                   =============      =============      =============      =============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING- Basic and Diluted                       26,383,509         10,796,389         26,324,009          9,815,675
                                                   =============      =============      =============      =============

                                                 See accompanying notes.


                                            FEMONE, INC.
                                      STATEMENTS OF CASH FLOWS
                           FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2003
                                             (UNAUDITED)
==================================================================================================

                                                                        2004              2003
                                                                    ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss                                                            $(1,099,182)      $  (609,088)
Adjustment to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization expense                               13,762            13,289
     Equity in net loss of affiliate                                         --            41,085
     Options issued as compensation                                       5,434            11,507
     Stock-based compensation                                           505,887                --

Increase (decrease) in cash resulting from changes in:
   Accounts receivable                                                   10,687            (2,584)
   Inventory                                                            (84,512)         (142,055)
   Prepaid expenses                                                     (78,210)            9,638
   Accounts payable and accrued liabilities                             183,422            64,467
   Accrued payroll, commissions and payroll payables                     71,851            81,703
   Customer deposits - related party                                      9,156            11,422
   Deferred compensation and accrued expenses                           125,180                --
                                                                    ------------      ------------
      Net cash used in operating activities                            (336,525)         (520,616)
                                                                    ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of property and equipment                                   (1,833)          (13,489)
   Capital expenditures for Intangible assets                                --            (9,750)
                                                                    ------------      ------------
      Net cash used in investing activities                              (1,833)          (23,239)
                                                                    ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net proceeds from issuance of common stock                                --           800,434
   Proceeds from notes payable, related parties                         356,776           105,496
   Repayment of notes payable                                           (20,000)         (516,267)
   Proceeds from notes payable                                               --           153,519
                                                                    ------------      ------------
      Net cash provided by financing activities                         336,776           543,182
                                                                    ------------      ------------
      Net increase (decrease) in cash                                    (1,582)             (673)

Cash and cash equivalents at beginning of period                          1,820               918
                                                                    ------------      ------------
Cash and cash equivalents at end of period                          $       238       $       245
                                                                    ============      ============

SUPPLEMENTAL DISCLOSURES
   Interest Paid                                                    $    29,591       $    16,528
   Income Taxes Paid                                                $        --       $        --


                                       See accompanying notes.

                                  FEMONE, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
================================================================================

NOTE 1.  ORGANIZATION AND BUSINESS COMBINATION

FemOne, Inc., a California Corporation ("FemOne California") was incorporated in the State of California on March 15, 2003 as 2Chansis, Inc. In July 2001, 2SIS LLC (also known as 2SIS, Inc.) was formed to become a direct selling company selling cosmetics to college-aged girls. On May 1, 2002, 2Chansis, Inc. and 2SIS LLC merged together pursuant to a general conveyance and assignment agreement. On November 8, 2002, 2Chansis, Inc. changed its name to FemOne, Inc.

On October 22, 2003, FemOne California exchanged all of its 12,366,550 outstanding shares of common stock for 1,000,000 shares of New Paltz Capital Corp., a Nevada corporation incorporated on March 14, 2000, which then changed its name to FemOne, Inc. and is referred to in this Report as "FemOne, Inc." or the "Company". This exchange of shares has been accounted for as a reverse merger, under the purchase method of accounting. The combination has been recorded as a recapitalization of the stockholders' equity by the Company.

FemOne, Inc. is a distributor of various lines of cosmetics, skin care, nutritional and health products in the United States and Canada.

In July 2002, the Company assigned the distribution rights for Canada to FemOne Canada, Inc. for all of the Company's US products in exchange for 38.75% ownership equity interest in the Canadian company. In July 2003, ownership was decreased by the Company to 30%. Affiliated companies (20% to 50% ownership) are recorded in the statements using the equity method of accounting.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED FINANCIAL STATEMENTS
------------------------------
The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-QSB and Regulation S-X. Accordingly, unaudited financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States for audited financial statements and should be read in conjunction with the Form 10-KSB filed with the Securities and Exchange Commission for the year ended December 31, 2003.

STOCK BASED COMPENSATION
------------------------
The Company measures compensation expense related to the grant of stock options and stock-based awards to employees and consultants in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, under which compensation expense, if any, is determined using the intrinsic value method which is generally based on the difference between the exercise price of an option, or the amount paid for the award and the market price or fair value of the underlying common stock at the date of the award. Stock-based compensation arrangements involving non-employees are accounted for under SFAS No. 123 "Accounting for Stock-Based Compensation," under which such arrangements are accounted for based on the fair value of the option or award.

The Company adopted the disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," an amendment of SFAS No. 123 as of January 1, 2003, which require certain disclosures about stock-based employee compensation plans.

Those disclosures include a tabular format of proforma net income and, if applicable, earnings per share under the fair value method if the intrinsic value method is used in any period presented. Pro forma information in a tabular format is also required in the notes to interim financial information if the intrinsic value method is used in any period presented. The adoption of SFAS No. 148 did not have a material impact to these financial statements and the disclosures required are included below.

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
--------------------------------------------------
In accordance with SFAS No. 128, "Earnings Per Share", basic earnings (loss) per share is computed based upon the weighted average number of common shares outstanding during the period. The Company has presented only basic earnings
(loss) per share as it had no dilutive potential common shares outstanding.

RELATED PARTY TRANSACTIONS
--------------------------
A related party is generally defined as any person that holds 10% or more of the Company's securities and their immediate families, the Company's management, someone who directly or indirectly controls, is controlled by or is under common control with the Company, or anyone who can, directly or indirectly, significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction where there is a transfer of resources or obligations between related parties.

USE OF ESTIMATES
----------------
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period presented. Actual results could differ from those estimates.

NOTE 3.  COMMON STOCK

In January 2004, the Company issued 115,000 shares of its common stock valued at $97,750 for investor relations services. In February 2004, the Company issued 1,000 shares of common stock valued at $1,351 to a consultant. In March 2004, the Company issued 3,000 shares of common stock valued at $2,807 to independent sales distributors as a bonus for meeting certain performance criteria.

In January 2004, the Company reserved for issuance 211,513 shares of common stock valued at $139,599 as compensation for the president of FemOne Canada, Inc. for his role related to business development and marketing.

In April 2004, the Company issued 100,000 shares of its common stock valued at $84,000 for investor relations services. In April 2004, the Company issued 125,000 shares of common stock valued at $106,250 for legal services. In June 2004, the Company issued 25,000 shares of common stock valued at $11,250 for investor relations services. In June 2004, the Company issued 1,000 shares of common stock valued at $400 for sales and marketing consulting services.

NOTE 4.  STOCK  BASED COMPENSATION

2003 STOCK OPTION/ISSUANCE PLAN - In January, 2003, the Board of Directors of FemOne California adopted the 2003 Stock Option/Issuance Plan ("2003 Plan"), which was approved by the Company's shareholders on January 7, 2003. At the time of, and as a condition to, the reverse merger, FemOne, Inc. agreed to assume all of the stock options issued under the 2003 Plan, and to adopt a Plan for the Company having terms substantially similar to the 2003 Plan. Accordingly, references to stock options issued under the 2003 Plan in this Note 4, and elsewhere in this Report, are described as being issued and/or otherwise dealt with by the Company.

Under the 2003 Plan up to 3,700,000 incentive and non-qualified stock options may be granted to officers, key employees and others providing services to the Company. Options vest over a period of up to five years, and expire ten years from the date of grant.

In January 2003, the Company issued stock options for services rendered. At June 30, 2004, options to purchase 464,480 shares of common stock were outstanding. Approximately 29% of the options were exercisable on the date of the grant and the remaining 71% vest over 4 years provided the optionee continues to provide services to the Company for that period of time. The Company has accounted for these issuances in accordance with SFAS No. 123 and, from the date of issuance to June 30, 2004, has recorded expenses of $18,550 representing the fair value of the options using a Black-Scholes option-pricing model. The options are exercisable at a price of $0.05 per share and have a term of 10 years.

In September 2003, the Company issued 46,545 options to purchase common stock in exchange for services rendered. Approximately 20% of the options were exercisable on the date of the grant and the remaining 80% vest over 4 years provided the consultant continues to provide services to the Company. The Company has accounted for these issuances in accordance with SFAS No. 123 and at June 30, 2004, has recorded expenses of $5,784 representing the fair value of the options using a Black-Scholes option-pricing model. The options are exercisable at a price of $0.05 per share and have a term of 10 years.

The schedule below shows the Company's stock option activity from January 1, 2003 to June 30, 2004:

                                                                           Weighted Average
                                                      Number of Options     Exercise Price
                                                      ----------------------------------------
         Beginning Balance - January 1, 2003                    -                 -
             Issued                                             1,910,225       $0.05
             Exercised                                          -                 -
             Cancelled                                          -                 -
                                                      -------------------
         Balance - June 30, 2003                                1,910,225       $0.05
             Issued                                               939,521       $0.58
             Exercised                                          -                 -
             Cancelled                                          -                 -
                                                      -------------------
         Balance - December 31, 2003                            2,849,746       $0.20
             Issued                                                               -
             Exercised                                                            -
             Cancelled                                          (356,840)       $0.05
                                                      -------------------
         Balance - June 30, 2004                                2,492,906       $0.22
                                                      ===================

The following table summarizes information and stock options outstanding at June 30, 2004:

                                       Options Outstanding                         Options Exercisable
                        --------------------------------------------------    -------------------------------

                                                                                                  Weighted
                                              Weighted         Weighted                            Average
                                               Average          Average                           Exercise
       Range of              Number           Remaining        Exercise           Number          Price Per
    Exercise Prices        Outstanding      Life in Years        Price         Exercisable          Share
   ------------------     --------------    --------------    ------------    ---------------    ------------
         $0.05                1,553,385         8.56             $0.05           886,201            $0.05
   $0.50-$0.65                  939,521         9.25             $0.58           320,067            $0.50


SFAS No. 123 requires that the Company provide pro forma information regarding net income (loss) and net income (loss) per share as if compensation cost for the Company's stock option issuances had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following assumptions used for grants in fiscal 2003: divided yield of zero percent, risk-free interest rate of 3.29%, expected life of five years, and expected volatility of 337%.

Under the accounting provisions of SFAS No. 123, as amended by SFAS No. 148, the Company's Proforma net loss and loss per share for the three and six months ended June 30, 2004 and 2003 would have been as follows:

                                                        Three Months Ended                   Six Months Ended
                                                             June 30,                             June 30,
                                                 --------------------------------      --------------------------------
                                                      2004               2003               2004              2003
                                                 -------------      -------------      -------------      -------------
Net Loss
    As reported                                  $   (511,305)      $   (308,477)      $ (1,099,182)      $   (609,088)
    SFAS No. 123 effect                                31,092             29,710             62,184             59,421
                                                 -------------      -------------      -------------      -------------

Pro forma net loss                               $   (542,397)      $   (338,187)      $ (1,161,366)      $   (668,509)
                                                 =============      =============      =============      =============
Loss per share
    As reported                                  $      (0.02)      $      (0.03)      $      (0.04)      $      (0.06)
    Pro forma                                    $      (0.02)      $      (0.03)      $      (0.04)      $      (0.07)
Weighted average shares outstanding - basic
and diluted                                        26,383,509         10,796,389         26,324,009          9,815,675

STOCK PURCHASE WARRANT/FINANCIAL ADVISORY SERVICES - In January 2004, the Company entered into a Financial Advisory Agreement for one year of services to assist the Company in raising necessary equity financings. Under the terms of this agreement, the Company will pay a monthly fee of $5,000 to the consultant. The fees are to be deferred until such time that the Company closes equity financing transactions equal to or at least $300,000. The consultant will receive bonus fees of between 2.5% and 5.0% on the close of a financing transaction. In addition, as an incentive the Company has issued 250,000 Stock Purchase Warrants exercisable into a like number of shares of Common Stock with an exercise price of $0.50 per share. These warrants expire five years from the date of issuance. The Company has valued the warrant on the date of issuance Black-Scholes option-pricing model at $124,962. As of June 30, 2004, $62,480 of expense has been recorded.

NOTE 5.  RELATED PARTY TRANSACTIONS

STOCKHOLDER LOANS
The Company has two Promissory Note agreements with officers and shareholders of the Company. The notes accrue interest at a rate of 8.0% per annum. At June 30, 2004, the Company's obligation for the principal and accrued interest on these stockholder loans was $696,379 and $2,372, respectively. Interest expense incurred on these notes was $13,106 and $22,484 for the three and six months ended June 30, 2004. Interest expense for the 2003 periods was $5,362 and $11,818, respectively.

In connection with the purchase of New Paltz Capital Corporation, the Company assumed stockholders loans in the amount of $47,000, of which $30,000 accrues interest at 6.0% and the remaining $17,000 is non-interest bearing. At June 30, 2004, $50,444 was outstanding as stockholder loans payable to officers and shareholders of the Company.

A company owned by a shareholder, from time to time, has loaned the Company funds. The loans are non-interest bearing and will be paid back at such time the Company has positive cash flows from operations to support such a repayment. As of June 30, 2004, the Company's obligation under these loans was $29,000.

DEFERRED COMPENSATION
The officers of the Company have elected to defer payment of their salaries until such time that the Company has sufficient cash flows from operations or raises sufficient equity resources to begin to repay the deferred salaries. Deferred Salaries payable to its officers on June 30, 2004 were $203,500 and $162,000, respectively. Also included in deferred salaries is $10,500 payable to other employees of the Company.

FEMONE CANADA, INC.
In July 2002, the Company assigned the Canadian rights to distribute all of the Company's US Products in Canada in exchange for 38.75% ownership in FemOne Canada, Inc. In July 2003, the agreement was amended to decrease the portion of ownership by the Company to 30%. The Company supplies Canada with inventory and marketing aids at a price equal to cost. For the three and six month periods ended June 30, 2004, the Company recorded sales to Canada for their inventory purchases of $14,375 and $28,267, respectively. During the relative 2003 periods the Company recorded sales of $17,103 and $26,501, respectively.

The July 2003 agreement provides stock-based compensation to the president of FemOne Canada, Inc. The shares of common stock are to be issued as compensation for services related to sales, marketing and business development. In 2003 the Company reserved for issuance 237,000 shares of its common stock and has recorded an expense related to these shares of $118,500. In January 2004 the Company reserved an additional 211,513 shares of stock and recorded an expense in the amount of $139,599. The shares reserved under this agreement will be issued as restricted stock.

FAMILY RELATIONSHIP
Certain members of a shareholder's family participated as independent sales distributors of the Company. During the three and six months ended June 30, 2004, the Company paid commissions in the amount of $24,637 and $41,462, respectively.

BLUEWAVE INNOVATIONS
Certain of the Company's officers were also founders and officers of Bluewave Innovations, a direct selling company that targeted sales to young adults through a team of college age independent sales representatives. Between November 2003 and March 2004, Bluewave marketed certain of the Company's products under the product lines of Channoine and 2SIS. During the quarter ended March 31, 2004, the Company recorded sales of $2,234 of inventory to Bluewave. In March 2004, operations of Bluewave Innovations were abandoned. During the six months ended June 30, 2004, the Company purchased inventory back from Bluewave in the amount of $46,408.

NOTE 6.  LIQUIDITY AND GOING CONCERN

An explanatory paragraph in the independent auditors' report on the financial statements for the year ended December 31, 2003 raised doubt about the Company's ability to continue as a going concern. The financial condition of the Company did not improve materially through June 30, 2004, and its continued existence is still dependent upon its ability to raise capital. The Company will have to develop and grow its customer base/revenues and achieve a profitable level of operations. Additional capital resources will be required.

Management's plans to obtain capital resources include (1) raising additional capital through sales of securities, using the proceeds to improve the marketing effort of all the Company's product lines; and (2) preserve cash by attracting and retaining employees by supplementing pay with stock options. In addition, majority stockholders have committed to fund the expected shortfalls, if necessary to attain the Company's goals. This commitment has been demonstrated in the past as evidenced by stockholder notes, but cannot be counted upon to continue indefinitely.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7.  SUBSEQUENT EVENTS

12% CALLABLE SECURED CONVERTIBLE NOTES AND WARRANTS
---------------------------------------------------

In July 2004, the Company received gross proceeds of $1,200,000 from the sale of 12% Callable Secured Convertible Notes (the "Notes") and Warrants (the "Warrants"). The receipt of these proceeds represents the first of a three-tranche round of financing where the Company anticipates raising up to $3,000,000 in gross proceeds from the issuance of Notes and Warrants.

The Company will close on the second and third tranche after successful completion of certain requirements, which include the filing, and SEC declaration of effectiveness, of a Registration Statement on Form SB-2 to register the shares of common stock underlying the Notes and the Warrants.

The Notes expire two years from the date of issuance and are convertible into shares of common stock of the Company at a conversion price equal to the lower of (1) the average of the three lowest intraday trading prices for the Company's common stock as quoted by the OTCBB during the 20 days prior to the date of conversion, or (2) a fixed price of $0.75. Each Note includes three (3) Warrants to purchase common stock, as described below. Until such time as they are converted or repaid, the Notes are secured by a first lien upon the assets of the Company under a Security Agreement covering all of the Company's tangible and intangible assets. Its obligations are further guaranteed by a Guarantee and Pledge Agreement with the principal officers of the Company, who have pledged 50% of their individual stock holdings as collateral for the Convertible Note obligations.

Pursuant to the Rules of the Securities and Exchange Commission regarding beneficial conversion features, the Company will expense as financing costs of $5,714 representing the excess of the fair market value of the common stock at the issuance date of the Note over the conversion price.

On July 23, 2004, the Company issued 3,600,000 stock purchase warrants, at an exercise price of $0.37 per share as consideration for the debt financing of $1,200,000 of Notes. These warrants expire five years from the date of issuance. The Company has valued the warrant on the date of issuance and will record a discount of $630,699 which will be charged to interest expense over the life of the Note.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our officers and directors are indemnified pursuant to the Nevada Revised Statutes and our Bylaws. Pursuant to the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit any of its directors' immunity. However, excepted from that immunity are: (a) a willful failure to deal fairly with us or our shareholders in connection with a matter in which a director has a material conflict of interest; (b) a violation of criminal law, unless a director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which a director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that it may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that it shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the Bylaws.

Our Bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of our company, or is or was serving at the request of our company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our Bylaws or otherwise.

Our Bylaws provide that no advance shall be made by us to an officer of our company, except by reason of the fact that such officer is or was a director of our company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of our company.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses (other than the underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities being registered.

                           SEC Registration                          $ 2,047.61
                           Legal Fees and Expenses*                  $20,000.00
                           Accounting Fees and Expenses*             $ 1,500.00
                                                                     -----------
                                                                     $23,547.61
                                                                     ===========

------------
* Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

During 2004, we have issued 217,000 shares of common stock were issued to several consultants for services and 3,000 shares of common stock were issued to various individuals as bonuses for meeting sales performance criteria.

In December 2003, the Company issued 8,000 shares of common stock to various individuals for meeting sales performance criteria.

In November 2003, the Company issued 17,400 shares of common stock to a consultant.

In October 2003, the Company entered into a business combination and recapitalized 25,113,609 shares of its common stock into equity through a reverse merger and issued 1,000,000 shares of its common stock in exchange for cancellation of 12,366,550 shares of common stock, of which 8,487,000 shares of common stock were covered by a registration statement filed on Form SB2.

In September 2003, a convertible note receivable in the amount of $150,000 was converted into 300,000 shares of common stock.

In July 2003, the Company issued 2,733,966 shares of common stock to private investors raising $1,209,057, net of issuance costs of $82,800.

In January 2003, 719,784 shares were issued to Mr. Grimm in exchange for forgiveness of a loan in the amount of $39,000.

In May 2002, the Company issued 3,998,800 shares of common stock to Mr. Hanser in exchange for a Sublicense Agreement valued at cost in the amount of $216,667.

During 2002, the Company issued 4,614,000 shares of common stock to Mr. Grimm in exchange for cash in the amount of $250,000.

ITEM 27. EXHIBITS

The exhibits to this registration statement are listed below. Other than exhibits that are filed herewith, all exhibits listed below are incorporated herein by reference. Exhibits indicated by an asterisk (*) are the management contracts and compensatory plans, contracts or arrangements required to be filed as exhibits to this registration statement.

Exhibit No.       Description
-----------       -----------

2.1 Agreement and Plan of Reorganization dated October 15, 2003 between the Registrant, FemOne, Inc. (California) and the Shareholders of FemOne, Inc. (California) (4)

3.1               Articles of Incorporation of New Paltz Capital Corp. dated
                  March 14, 2000 (1)

3.2 Certificate of Amendment of Articles of Incorporation dated October 2, 2003 (3)

3.3               Bylaws, as amended (1)

4.1               Form of Share Certificate (1)

5.1 Opinion of August Law Group, P.C., dated September 8, 2004, as to Legality of Shares Offered (filed herewith)

10.1 Executive Employment Agreement dated June 1, 2002 between the Registrant and Ray W. Grimm, Jr. (filed herewith)

10.2 Executive Employment Agreement dated July 1, 2002 between the Registrant and Alfred Hanser (filed herewith)

10.3 Promissory Note dated June 1, 2002 between FemOne, Inc. and Ray W. Grimm, Jr. (filed herewith)

10.4 Promissory Note dated May 1, 2002 between FemOne, Inc. and Alfred Hanser (filed herewith)

10.5 Distribution Agreement dated February 8, 2002 between Alfred Hanser and Channoine Cosmetics AG Liechtenstein (filed herewith)

10.6 Distribution Sublicense Agreement dated May 1, 2002 between the FemOne, Inc. and Alfred Hanser (filed herewith)

10.7 Distribution Agreement dated February 1, 2004 between the Registrant and Energy Transfer Corporation (filed herewith)

10.8 Securities Purchase Agreement dated July 23, 2004 between the Registrant, AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (filed herewith)

10.9 Callable Secured Convertible Note dated July 23, 2004 for the principal amount of $216,000 entered into by the Registrant for the benefit of AJW Partners, LLC (filed herewith)

10.10 Callable Secured Convertible Note dated July 23, 2004 for the principal amount of $396,000 entered into by the Registrant for the benefit of AJW Offshore, Ltd. (filed herewith)

10.11 Callable Secured Convertible Note dated July 23, 2004 for the principal amount of $552,000 entered into by the Registrant for the benefit of AJW Qualified Partners, LLC (filed herewith)

10.12 Callable Secured Convertible Note dated July 23, 2004 for the principal amount of $36,000 entered into by the Registrant for the benefit of New Millennium Capital Partners II, LLC (filed herewith)

10.13 Stock Purchase Warrant dated July 23, 2004 for the purchase of up to 648,000 shares of the Registrant's common stock entered into by the Registrant for the benefit of AJW Partners, LLC (filed herewith)

10.14 Stock Purchase Warrant dated July 23, 2004 for the purchase of up to 1,188,000 shares of the Registrant's common stock entered into by the Registrant for the benefit of AJW Offshore Ltd (filed herewith)

10.15 Stock Purchase Warrant dated July 23, 2004 for the purchase of up to 1,656,000 shares of the Registrant's common stock entered into by the Registrant for the benefit of AJW Qualified Partners LLC (filed herewith)

10.16 Stock Purchase Warrant dated July 23, 2004 for the purchase of up to 108,000 shares of the Registrant's common stock entered into by the Registrant for the benefit of New Millennium Capital Partners II, LLC (filed herewith)

10.17 Registration Rights Agreement dated July 23, 2004 between the Registrant, AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (filed herewith)

10.18 Intellectual Property Security Agreement dated July 23, 2004 between the Registrant, AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (filed herewith)

10.19 Guaranty and Pledge Agreement dated July 23, 2004 between the Registrant, Alfred Hanser, AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (filed herewith)

10.20 Guaranty and Pledge Agreement dated July 23, 2004 between the Registrant, Ray W. Grimm, Jr., AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (filed herewith)

10.21 Security Agreement dated July 23, 2004 between the Registrant, AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (filed herewith)

16.1 Letter on change in certifying accountant dated September 30, 2002 from Morgan & Company (2)

16.2 Letter on change in certifying accountant dated February 17, 2004 from Dohan & Company (6)

16.3 Letter on change in certifying accountant dated March 17, 2004 from Amisano Hanson, Chartered Accountants (7)

16.4 Letter on change in certifying accountant dated March 20, 2004 from Dohan & Company (7)

21.1              Subsidiaries of the Registrant (filed herewith)

23.1 Consent of Peterson & Co. dated September 8, 2004 for use of audit report dated April 12, 2004 (filed herewith)

23.2 Consent of August Law Group, P.C., dated September 8, 2004, for use of legality opinion (included in Exhibit 5.1 filed herewith)

99.1 Press release dated November 11, 2003 regarding the Registrant's Automatic Reorder Program for its Herbal Supplements (5)

99.2 Press Release dated April 19, 2004 regarding an increase in Net Sales and Net Profits for the Registrant (8)

99.3 Press Release dated May 17, 2004 regarding the Registrant's First Quarter 2004 Earning Results (9)

99.4 Press Release dated July 29, 2004 regarding the Registrant's Completion of a First Round Of Financing on 12% Callable Secured Convertible Notes (10)

99.5 Press Release dated August 13, 2004 regarding the Registrant's Second Quarter 2004 Earning Results (11)

------------------------

(1) Filed as an exhibit to the Registrant's registration statement on Form SB-2 originally filed on November 13, 2001 and as amended on January 24, 2002 and February 12, 2002.

(2)       Filed as an exhibit to a Form 8-K filed on October 3, 2002.

(3)       Filed as an exhibit to Form 8-K filed on October 3, 2003.

(4)       Filed as an exhibit to Form 8-K/A filed on October 27, 2003.

(5)       Filed as an exhibit to Form 8-K filed on November 12, 2003.

(6)       Filed as an exhibit to a Form 8/K filed on February 23, 2004.

(7)       Filed as an exhibit on Form 8-K/A on March 24, 2004.

(8)       Filed as an exhibit on Form 8-K on April 20, 2004.

(9)       Filed as an exhibit to a Form 8-K filed on May 24, 2004.

(10)      Filed as an exhibit to a Form 8-K filed on July 30, 2004.

(11)      Filed as an exhibit to a Form 8-K filed on August 20, 2004.

ITEM 28.  UNDERTAKINGS.

The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) to include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Carlsbad, State of California, on September 9, 2004.

                                   FEMONE, INC.

                                   BY: /s/ Alfred Hanser,
                                       -----------------------------------
                                       Alfred Hanser,
                                       President, Secretary and Director
                                       Date: September 9, 2004

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

BY:  /s/ Ray W. Grimm, Jr.
     -----------------------------------
     Ray W. Grimm, Jr., Chief Executive Officer and Chief Financial Officer (Principal Executive Officer)
     (Principal Financial Officer and Principal Accounting Officer)
     Director
     Date: September 9, 2004